UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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ITC Holdings Corp.
(Name of Registrant as Specified In Its Charter)
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

27175 ENERGY WAY
NOVI, MICHIGAN 48377

April 13, 2009

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Wednesday, May 20, 2009, at 9:00 a.m. local time at our corporate headquarters located at 27175 Energy Way, Novi, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person, or by phone, Internet or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

ITC HOLDINGS CORP.

Joseph L. Welch
Chairman, President and Chief Executive Officer

Novi, Michigan
April 13, 2009

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009
SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
CERTAIN TRANSACTIONS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

27175 ENERGY WAY
NOVI, MICHIGAN 48377
(248) 946-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 20, 2009

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of ITC Holdings Corp. will be held at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377, on May 20, 2009, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

(1) To elect a Board of Directors to serve until the next annual meeting of shareholders;

(2) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ended December 31, 2009; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 6, 2009 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

/s/  Wendy A. McIntyre
Wendy A. McIntyre
Secretary

Novi, Michigan
April 13, 2009

ITC Holdings Corp.
27175 Energy Way
Novi, Michigan 48377
(248) 946-3000

April 13, 2009

PROXY STATEMENT

The Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at our 2009 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. References in this proxy statement to the Company, we, our and us are to ITC Holdings Corp., a Michigan corporation. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about April 13, 2009. The following are questions and answers that convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of April 6, 2009 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of directors to serve until the 2010 annual meeting of shareholders. You are also being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ended December 31, 2009.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 20, 2009 at our corporate headquarters located at 27175 Energy Way, Novi, Michigan 48377.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A.	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Computershare Trust Company, N.A.). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year if you are a shareholder of record. You may vote by:

(1) Telephone, using the toll-free number 1-800-652-VOTE (8683), which is also listed on each proxy card. Please follow the instructions on your proxy card. If you vote using the telephone, do not mail in your proxy card.

(2) Internet, go to the voting site at www.investorvote.com and follow the instructions outlined on the secured website using certain information provided on the front of the proxy card. If you vote using the Internet, do not mail in your proxy card.

(3) Signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

(4) Attending the Annual Meeting and voting in person if you are a shareholder of record or if you are a beneficial owner and have a legal proxy from the shareholder of record.

If you hold your shares in “street name” you will need to obtain a vote instruction form from the institution that holds your shares and follow the voting instructions given by that institution.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring a copy of the enclosed proxy card or other proof of identification as a shareholder. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our Corporate Secretary in writing;

(2) voting again by telephone or Internet (prior to May 19, 2009 at 11:59 p.m. Eastern Daylight Time), since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of your first proxy card; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

Attendance at the Annual Meeting will not, by itself, revoke your proxy or change your vote. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 49,755,823 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote as of the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on April 6, 2009, may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, Edward M. Rahill and Daniel J. Oginsky, officers of the Company and the named proxies, generally will have authority to vote your shares voted on our proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the named proxies (Mr. Rahill or Mr. Oginsky, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card, FOR the ratification of Deloitte& Touche LLP to act as our independent registered public accountants and FOR any other matters presented by the Board for action at the Annual Meeting.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as election of directors or ratification of appointment of registered independent public accountants) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the solicitation of proxies?

A:	The cost of soliciting proxies by our Board, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2009

The proxy statement and annual report to shareholders are available at the following website: http://itc.client.shareholder.com/annuals.cfm. The means to vote by Internet are available by accessing www.investorvote.com and following the instructions provided on the secure website using certain information provided on the front of the proxy card. Directions to attend the meeting in person may be obtained by contacting us at 248-946-3000.

SECURITY OWNERSHIP OF MANAGEMENT AND MAJOR SHAREHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of March 2, 2009, except as otherwise indicated, by:

•	each current director;

•	each director nominee;

•	each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers and Directors”;

•	all current directors and executive officers as a group; and

•	each person who is known by us to own beneficially 5% or more of our 49,733,070 outstanding shares of common stock, each of whom we refer to as a 5% Owner.

The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2009 or within 60 days thereafter through the exercise of any stock option or other right.

Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table:

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)	Percent of Class

Joseph L. Welch	1,021,747	2.1%
Edward M. Rahill	205,902	*
Linda H. Blair	174,537	*
Jon E. Jipping	79,682	*
Daniel J. Oginsky	78,444	*
Edward G. Jepsen	54,702	*
Richard D. McLellan	2,467	*
William J. Museler	2,251	*
Hazel R. O’Leary	2,251	*
G. Bennett Stewart, III	3,615	*
Lee C. Stewart	4,530	*
All current directors and executive officers as a group (11 persons)	1,630,128	3.3%
Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron(2)	4,914,928	9.9%

*	Less than one percent.

(1)	Includes restricted shares subject to forfeiture to us under certain circumstances, shares that may be acquired upon exercise of options that are currently exercisable or become exercisable prior to April 30, 2009 and shares pledged by the holder as security for loans, as set forth below:

		Option	Shares Pledged As
Name	Restricted Shares(a)	Shares	Security

Joseph L. Welch	13,353	826,485	—
Edward M. Rahill	4,649	140,135	30,000
Linda H. Blair	5,027	138,109	—
Jon E. Jipping	4,973	71,709	—
Daniel J. Oginsky	3,376	52,274	22,794
Edward G. Jepsen	3,615	—	—
Richard D. McLellan	967	—	—
William J. Museler	2,251	—	—
Hazel R. O’Leary	2,251	—	—
G. Bennett Stewart, III	3,615	—	—
Lee C. Stewart	3,615	—	—
All directors and executive officers as a group (11 persons)	47,692	1,228,712	52,794

(a)	Does not include 10,185 deferred stock units owned by Mr. Welch that will settle in February 2010 and 2011, or the dividend equivalent rights associated with said deferred stock units.

(2)	Based on information contained in a Schedule 13G/A filed on February 12, 2009, with information as of December 31, 2008, Baron Capital Group, Inc., or BCG, and Ronald Baron are “parent holding companies” and disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG or Mr. Baron. BAMCO, Inc. and Baron Capital Management, Inc., or BCM, are registered investment advisors and subsidiaries of BCG. Mr. Baron owns a controlling interest in BCG. BCG and Mr. Baron have shared voting power with respect to 4,693,428 shares and shared dispositive power with respect 4,914,928 shares and beneficially own 4,914,928 shares. BAMCO has shared voting power with respect to 4,694,920 shares and shared dispositive power with respect to 4,701,420 shares and beneficially owns 4,701,420 shares. BCM has shared voting power with respect to 207,008 shares and shared dispositive power with respect to 213,508 shares and beneficially owns 213,508 shares. The business address of BCG, BAMCO, BCM and Mr. Baron is 767 Fifth Avenue, New York, NY 10153.

ELECTION OF DIRECTORS

Background

Our Bylaws provide for the election of directors at each annual meeting of shareholders. Each director serves until the next annual meeting and until his or her successor is elected and qualified, or until his or her resignation or removal. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The size of our Board is currently set at seven directors and there are seven nominees for election. Therefore, the seven directors receiving the most votes “for” will be elected. Broker non-votes (if any) and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors. Information with respect to the seven nominees proposed for election is set forth below.

The Board of Directors recommends a vote FOR each of the director nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. All of the nominees are currently directors of the Company.

Nominees For Directors

Set forth below are the names and ages of the nominees. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Edward G. Jepsen, 65.  Mr. Jepsen, an independent business consultant, became a Director of the Company in July 2005. Mr. Jepsen currently serves as a director of the Amphenol Corporation and as a director and chair of the audit committee of the board of directors of Gerber Scientific, Inc. Mr. Jepsen served as Executive Vice President and Chief Financial Officer of Amphenol Corporation, a publicly traded manufacturer of electrical, electronic and fiber optic connectors, interconnect systems and cable, from 1989 to 2004. Prior to joining Amphenol Corporation, Mr. Jepsen worked at Price Waterhouse LLP from 1969 to 1988, ultimately attaining the position of partner.

Richard D. McLellan, 66.  Mr. McLellan became a Director of the Company in November 2007. Mr. McLellan retired in April 2007 after 25 years as the director of the government policy department for the law firm of Dykema Gossett PLLC. He continues to consult and provide limited legal services to select clients. Mr. McLellan is currently chairman of the Michigan Law Revision Commission, a position he has held since 1986, and Chairman of the Board for the Council for Africa Infrastructure Development. In June 2007, he was named Special Counsel to the Chairman of the Michigan House Appropriations Committee. Mr. McLellan previously served two terms as a member of the Board of Commissioners of the State Bar of Michigan and served on the Board of Trustees of the Michigan State University College of Law. He is a member of the Advisory Board for the Michigan State University James H. and Mary B. Quello Center for Telecommunications Management and Law and teaches as an adjunct professor at Michigan State University’s Department of Advertising, Public Relations and Retailing.

William J. Museler, 68.  Mr. Museler is an independent energy consultant. He became a Director of the Company in November 2006. Previously, he served as president and CEO of the New York Independent System Operator from 1999 to 2005. Prior to his service at NYISO, Mr. Museler held senior positions at the Tennessee Valley Authority from 1991 to 1999, Long Island Lighting Company from 1973 to 1991 and Brookhaven National Laboratory from 1967 to 1973. He has served as a federal representative for the North American Electric Reliability Council and as chairman of the Southeastern Electric Reliability Council. He was a member of the Secretary of Energy’s Energy Advisory Board for four years and is currently a director of the Independent Electric System Operator in Toronto, Ontario, Canada.

Hazel R. O’Leary, 71.  Ms. O’Leary became a Director of the Company in July 2007. Since 2004, Ms. O’Leary has served as the President of Fisk University in Nashville, Tennessee and she currently serves on the boards of directors of the Nashville Alliance for Public Education, Nashville Business Community for the Arts, World Wildlife Fund and Arms Control Association. Ms. O’Leary served as an assistant attorney general and assistant prosecutor in the state of New Jersey and was appointed to the Federal Energy Administration under President Gerald Ford and to the Department of Energy under President Jimmy Carter. Ms. O’Leary worked in the private sector as a principal at the independent public accounting firm of Coopers and Lybrand from 1977 to 1979. In 1981 she was named vice president and general counsel of O’Leary and Associates, a company focused on international economics as related to energy issues. She served in that capacity until 1989 and then returned as president from 1997 to 2001. In 1989, she became executive vice president for environmental and public affairs for the Minnesota Northern States Power Company and in 1992 she was promoted to president of the holding company’s gas distribution subsidiary. Ms. O’Leary served as the Secretary of Energy from 1993 to 1997 and as president and chief operating officer for the investment banking firm Blaylock and Partners in New York from 2000 to 2002. Ms. O’Leary also served on the board of directors of AES Corporation from 1991 to 1993 and from 1997 to 2002.

Gordon Bennett Stewart, III, 56.  * Mr. Stewart became a Director of the Company in July 2006. In 1982, he co-founded Stern Stewart & Co., a global management consulting firm, where he served as Senior Partner until March 2006. Since then, Mr. Stewart has served as chief executive officer of EVA Dimensions, a firm he formed to acquire and manage the valuation modeling and investment research and funds management services of Stern Stewart & Co. He also currently serves as Chairman of the Alumni Advisory Council for Princeton University’s Department of Operations Research and Financial Engineering. Mr. Stewart has written and lectured widely in his 30 year professional career on topics such as accounting for value and management incentive plans.

Lee C. Stewart, 60.  * Mr. Stewart, an independent financial consultant, became a Director of the Company in August 2005. Mr. Stewart currently serves as a director of P.H. Glatfelter Company, Marsulex, Inc., and AEP Industries, Inc. Mr. Stewart is a member of the audit committee at AEP Industries, Inc. and Marsulex, Inc. Previously, Mr. Stewart was Executive Vice President and Chief Financial Officer of Foamex International, Inc., a publicly traded manufacturer of flexible polyurethane and advanced polymer foam products, in 2001 and was Vice President responsible for all areas of Treasury at Union Carbide Corp., a chemicals and polymers company, from 1996 to 2001. Prior to that, Mr. Stewart was an investment banker for over 25 years.

Joseph L. Welch, 60.  Mr. Welch has been a Director and the President and Chief Executive Officer of the Company since it began operations in 2003 and served as its Treasurer until April 2009. He also currently serves as Chairman of the Board of Directors of the Company. As the founder of ITCTransmission, Mr. Welch has had overall responsibility for the Company’s vision, foundation and transformation into the first independently owned and operated electricity transmission company in the United States. Mr. Welch worked for Detroit Edison Company, or Detroit Edison, and subsidiaries of DTE Energy Company, which we refer to collectively as DTE Energy, from 1971 to 2003. During that time, he held positions of increasing responsibility in the electricity transmission, distribution, rates, load research, marketing and pricing areas, as well as regulatory affairs that included the development and implementation of regulatory strategies.

* Gordon Bennett Stewart, III and Lee C. Stewart are not related.

CORPORATE GOVERNANCE

Director Independence

Based on the absence of any material relationship between them and us, other than their capacities as directors and shareholders, the Board has determined that Mr. Jepsen, Mr. McLellan, Mr. Museler, Ms. O’Leary, Mr. Bennett Stewart and Mr. Lee Stewart are “independent” under applicable NYSE and SEC rules for board members. In addition, our Board has determined that, as the committees are currently constituted, all of the members of the Audit and Finance Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are “independent” under applicable NYSE and SEC rules. None of the directors determined to be independent is or ever has been employed by us.

Mr. McLellan, who became a director of the Company in November 2007, was a member of the law firm Dykema Gossett PLLC until he retired in April 2007. Mr. McLellan acts as an independent consultant for the Dykema law firm, for which he is paid a nominal annual stipend. We made payments for legal services to the Dykema law firm amounting to less than 2% of its gross revenues during each of the last three calendar years and less than 1% during two of the last three calendar years. Mr. McLellan currently has no financial or other interest in such payments, and as a member of Dykema had no financial or other interest in such payments other than pro rata with the other members of the firm. Our Board considered this relationship when determining that Mr. McLellan is independent and determined that this relationship was not material and was unlikely to affect his ability to act as an independent board member.

Meetings and Committees of the Board of Directors

During 2008, our Board held 8 meetings. Each director attended 75% or more of the total number of meetings of the Board and committees of which he or she was a member in 2008. Mr. Lee Stewart was selected by our Board to chair its executive sessions. These sessions were held several times throughout the year.

Our policy is that all members of our Board are expected, absent a valid reason, to attend our annual shareholders’ meetings. All directors who were serving as such at the time of last year’s annual shareholders’ meeting attended the meeting.

Our Board has several standing committees, including a Compensation Committee, a Nominating/ Corporate Governance Committee and an Audit and Finance Committee. The Board has adopted a written charter for each of these committees. The charters and our corporate governance principles are accessible on our website at

www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page and are available in print from us upon request.

Audit and Finance Committee

The Audit and Finance Committee met 6 times during 2008. The members of the Audit and Finance Committee are Mr. Jepsen, Mr. William Museler, Mr. Bennett Stewart and Mr. Lee Stewart, with Mr. Jepsen serving as Chair. The Board has determined that Mr. Jepsen is an “audit committee financial expert” as that term is defined under SEC rules and that all members of the Audit and Finance Committee satisfy all independence and other qualifications for Audit and Finance Committee members set forth in applicable NYSE and SEC rules. Our Audit and Finance Committee is responsible for, among other things, (1) selecting our independent public accountants, (2) approving the overall scope of the audit, (3) assisting our Board in monitoring the integrity of our financial statements, the independent public accountant’s qualifications and independence, the performance of the independent public accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing a report of our independent public accountants describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, (5) discussing our annual audited and quarterly unaudited financial statements with management and our independent public accountants, (6) meeting separately, periodically, with our management, internal auditors and independent public accountants, (7) reviewing with our independent public accountants any audit problems or difficulties and management’s response, (8) setting clear hiring policies for employees or former employees of our independent public accountants, and (9) handling such other matters that are specifically delegated to the Audit and Finance Committee by our Board from time to time, as well as other matters as set forth in the committee’s charter.

Audit and Finance Committee Report

In accordance with its written charter, the Audit and Finance Committee provides assistance to our Board in fulfilling the Board’s responsibility to our shareholders, potential shareholders and investment community relating to independent registered public accounting firm oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including our internal controls over financial reporting.

The Audit and Finance Committee received and reviewed a formal written statement from Deloitte & Touche LLP, our independent registered public accounting firm, describing all relationships between Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, whom we refer to collectively as Deloitte, and us that might bear on Deloitte’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to Deloitte’s independence.

The Audit and Finance Committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte’s examination of the consolidated financial statements.

The Audit and Finance Committee reviewed and discussed with management and Deloitte our consolidated audited financial statements as of and for the year ended December 31, 2008.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit and Finance Committee approved the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

EDWARD G. JEPSEN	WILLIAM J. MUSELER	G. BENNETT STEWART	LEE C. STEWART

Compensation Committee

The Compensation Committee met 8 times during 2008. The members of the Compensation Committee are Mr. Lee Stewart, Mr. Jepsen, Mr. McLellan and Mr. Bennett Stewart, with Mr. Lee Stewart serving as Chair. The

Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the Compensation Committee by our Board from time to time. The Compensation Committee has retained Hewitt Associates, or Hewitt, as compensation consultants to assist it in its efforts to evaluate market competitiveness for various compensation plans, research compensation trends and technical matters, and provide guidance as necessary. Further information regarding the nature and scope of work of the consultant is included in the “Compensation of Executive Officers and Directors — Compensation Discussion and Analysis” section of this proxy statement. The Compensation Committee seeks input from our chief executive officer on performance reviews and salary recommendations for our officers, recommendations with regard to changes in compensation and benefit plans, and updates on current issues or programs. The Compensation Committee typically evaluates this information, along with any information provided by Hewitt, before taking any action.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met 4 times during 2008. The members of the Nominating/Corporate Governance Committee are Ms. O’Leary, Mr. McLellan and Mr. Bennett Stewart, with Ms. O’Leary serving as Chair. The Nominating/Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to our Board individuals qualified to become directors, (3) overseeing evaluations of our Board, its members and its committees and (4) handling such other matters that are specifically delegated to it by our Board from time to time. In identifying candidates for director, the Nominating/Corporate Governance Committee considers suggestions from incumbent directors, management or others, including shareholders. The committee also may retain the services of a consultant from time to time to identify qualified candidates for director. The committee reviews all candidates in the same manner without regard to who suggested the candidate. The committee selects candidates to meet with management and conduct an initial interview with the committee. Candidates whom the committee believes would be a valuable addition to the Board are recommended to the full Board for election. As stated in the committee’s charter, in selecting candidates, the committee will consider all factors it considers appropriate, which may include (1) ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, technical skill, industry knowledge and experience, financial expertise, local or community ties, and (2) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Individuals recommended by shareholders for nomination as a director should be submitted to our Corporate Secretary and, if submitted in accordance with the procedures set forth in our annual proxy statement, will be forwarded to the Nominating/Corporate Governance Committee for consideration.

Shareholder Communications

Shareholder Proposals.  Any proposal by a shareholder of the Company to be considered for inclusion in the proxy statement for the 2010 annual meeting must be received by Wendy McIntyre, our Corporate Secretary, by the close of business on December 14, 2009. Such proposals should be addressed to her at our principal executive offices and should satisfy the informational requirements applicable to shareholder proposals contained in the relevant SEC rules. If the date for the 2010 Annual Meeting is significantly different than the first anniversary of the 2009 Annual Meeting, Rule 14a-8 of the SEC provides for an adjustment to the notice period described above.

For shareholder proposals not sought to be included in our proxy statement, Section 4.11 of our Bylaws provides that, in order to be properly brought before the 2010 Annual Meeting, written notice of such proposal, along with the information required by Section 4.11, must be received by our Corporate Secretary at our principal executive offices no earlier than the close of business on January 20, 2010 and no later than February 19, 2010. If the 2010 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the

2009 annual meeting, then notice of such proposal must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. A proponent must also update the information provided in or with the notice at the times specified in our Bylaws.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to propose business to be brought before a shareholder meeting. The proposing shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed business in order for the proposed business to be considered.

Nominees.  Shareholders proposing director nominees at the 2010 annual meeting of shareholders must provide written notice of such intention, along with the other information required by Section 4.11 of our Bylaws, to our Corporate Secretary at our principal executive offices no earlier than the close of business on January 20, 2010 and no later than the close of business on February 19, 2010. If the 2010 annual meeting date has been significantly advanced or delayed from the first anniversary of the date of the 2009 annual meeting, then the notice and information must be given not earlier than the close of business on the 120th day before the meeting and not later than the 90th day before the meeting or, if later, the 10th day after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given in accordance with the procedures set forth in our Bylaws no earlier than the close of business on the 120th day before and not later than the close of business on the 90th day before the date of such special meeting or, if later, the 10th day after the first public disclosure of the date of such special meeting. Notwithstanding the foregoing, if the number of directors to be elected is increased and there is no public disclosure regarding such increase or naming all of the nominees for director at least 100 days prior to the first anniversary of the prior year’s annual meeting, then shareholder notice with regard to nomination of directors shall be considered timely if received by our Corporate Secretary no later than the tenth day following public disclosure of the increase in the number of directors to be elected. A proponent must also update the information provided in or with the notice at the times specified by our Bylaws. Nominees for director which do not contain the information required by our Bylaws or which are not delivered in compliance with the procedure set forth in our Bylaws will not be considered at the shareholder meeting.

Only persons who are shareholders both as of the giving of notice and the date of the shareholder meeting and who are eligible to vote at the shareholder meeting are eligible to nominate directors. The nominating shareholder (or his qualified representative) must attend the shareholder meeting in person and present the proposed nominee in order for the proposed nominee to be considered.

The Nominating/Corporate Governance Committee’s policy is to review the qualifications of candidates submitted for nomination by shareholders and evaluate them using the same criteria used to evaluate candidates submitted by the Board for nomination.

Communications With the Board

A person who wishes to communicate directly with our Board or with an individual director should send the communication, addressed to the Board or the individual director, to our executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, executive officers and directors, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Business Conduct and Ethics, as currently in effect (together with any amendments that may be adopted from time to time), is available on our website at www.itc-holdings.com through the “Corporate Governance” link on the “Investors” page or may be obtained in print from us upon request. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Business Conduct and Ethics that requires disclosure under applicable SEC rules, we intend to post information regarding such waiver or amendment on the “Corporate Governance” page of our website.

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers.

Name	Age	Position

Joseph L. Welch	60	President and Chief Executive Officer
Edward M. Rahill	55	Senior Vice President; President, ITC Grid Development LLC
Cameron M. Bready	37	Senior Vice President, Treasurer and Chief Financial Officer
Linda H. Blair	39	Executive Vice President and Chief Business Officer
Jon E. Jipping	43	Executive Vice President and Chief Operating Officer
Daniel J. Oginsky	35	Vice President and General Counsel

Our executive officers serve as executive officers at the pleasure of the Board of Directors. Our current executive officers are described below.

Joseph L. Welch.  Mr. Welch’s background is described above under “Election of Directors — Nominees for Directors.”

Edward M. Rahill.  Mr. Rahill is a Senior Vice President of the Company and President of the Company’s ITC Grid Development, LLC subsidiary. In this position, Mr. Rahill is responsible for identifying, developing and implementing new business opportunities including new projects, partnerships and acquisition opportunities. From February 2006 until April 2009, Mr. Rahill served as the Company’s Senior Vice President — Finance and Chief Financial Officer, while simultaneously managing the business activities of ITC Grid Development, LLC and its subsidiaries. He was Vice President — Finance and Chief Financial Officer from 2003 until being named Senior Vice President in February 2006. Prior to his employment with the Company, Mr. Rahill headed the Planning and Corporate Development functions for DTE Energy and its subsidiaries. He joined DTE Energy in 1999 as the Manager of Mergers, Acquisitions and Alliances. Mr. Rahill has over 22 years of experience in finance and accounting. Prior to joining DTE Energy, Mr. Rahill led the Corporate Development Function for Equitable Resources. He has also held various finance and accounting positions with Bell & Howell, Atlantic Richfield and Carborundum Corporation.

Cameron M. Bready.  Mr. Bready was named Senior Vice President, Treasurer and Chief Financial Officer on April 6, 2009. Mr. Bready is responsible for the Company’s accounting, finance, treasury, and other related financial functions. Prior to joining the Company, Mr. Bready served for one and a half years as vice president of finance at Northeast Utilities in Hartford, Connecticut, where he was responsible for the financial assessment and structuring of the company’s Federal Energy Regulatory Commission, or FERC, regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions. Prior to this post, Mr. Bready served for seven and a half years in various senior management positions at Mirant Corporation, a publicly traded wholesale electricity generator based in Atlanta, Georgia, and prior to Mirant, he worked for six years as a senior manager in the Transaction Advisory practice at Ernst & Young and as an audit manager for Arthur Andersen.

Linda H. Blair.  Ms. Blair was named Executive Vice President and Chief Business Officer in June 2007. Ms. Blair is responsible for managing each of our regulated operating companies and the necessary business support functions, including regulatory strategy, federal and state legislative affairs, community government affairs, human resources, marketing and communications and information technology and facilities. Prior to this appointment, Ms. Blair served as our Senior Vice President — Business Strategy and was responsible for managing regulatory affairs, policy development, internal and external communications, community affairs and human resource functions. Ms. Blair was Vice President — Business Strategy from March 2003 until she was named Senior Vice President in February 2006. From 2001 through February 2003, Ms. Blair was the Manager of Transmission Policy

and Business Planning at ITCTransmission when it was a subsidiary of DTE Energy. Prior to this time, Ms. Blair was a supervisor in Detroit Edison’s regulatory affairs department, where she developed and managed all regulatory relations and communications activities with the Michigan Public Service Commission and the FERC.

Jon E. Jipping.  Jon E. Jipping was appointed in June 2007 to serve as our Executive Vice President and Chief Operating Officer. In this position, Mr. Jipping is responsible for transmission system planning, system operations, engineering and supply chain. Prior to this appointment, Mr. Jipping served as our Senior Vice President — Engineering and was responsible for transmission system design, project engineering and asset management. Mr. Jipping joined us as Director of Engineering in March 2003, was appointed Vice President — Engineering in 2005 and was named Senior Vice President in February 2006. Prior to joining ITCTransmission in 2003, Mr. Jipping was Manager of Business Systems & Applications in Detroit Edison’s Service Center Organization, responsible for implementation and management of business applications across the distribution business unit. Mr. Jipping joined Detroit Edison in 1990 and held various positions of increasing responsibility in Transmission Operations and Transmission Planning, including serving as Principal Engineer and Manager of Transmission Planning during the sale of ITCTransmission.

Daniel J. Oginsky.  Mr. Oginsky has been Vice President and General Counsel since November 2004, and is responsible for our legal affairs and managing the legal department. From June 2002 until joining us in October 2004, Mr. Oginsky was an attorney with Dykema Gossett PLLC. At Dykema, Mr. Oginsky represented ITCTransmission and other energy clients, as well as telecommunications clients, on regulatory, administrative litigation, transactional, property tax and legislative matters. Mr. Oginsky practiced state regulatory law at Dickinson Wright PLLC in Lansing, Michigan from August 2001 to May 2002. From 1999 to 2001, Mr. Oginsky was an attorney with Sutherland Asbill & Brennan LLP in Washington, D.C., where his practice focused on representing energy clients in FERC and state electric and natural gas matters.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our chief executive officer, chief financial officer, and each of the three other most highly compensated executive officers who were serving as such at December 31, 2008. We refer to these individuals collectively as the NEOs. The Compensation Committee of our Board establishes and reviews the compensation for the NEOs, while implementation and day-to-day administration of our compensation programs is performed by our employees.

Objectives of Compensation Program

The objective of our compensation program as a public company is to attract, retain, and motivate exceptional managers and employees, and to maintain the focus of those managers and employees on providing value to customers and shareholders by:

•	performing best-in-class utility operations;

•	improving reliability, reducing congestion, and facilitating access to generation resources; and

•	utilizing our experience and skills to seek and identify opportunities to invest in needed transmission and optimize the value of those investments.

Our compensation program as a public company is designed to motivate and reward individual and corporate performance. Our compensation philosophy is to:

•	Provide for flexibility in pay practices to recognize our unique position and growth proposition;

•	Use a market-based pay program aligned with pay-for-performance objectives;

•	Be competitive with the market in all pay elements relating to compensation for current services, while leveraging incentives where possible;

•	Utilize market compensation studies to verify competitiveness and ensure continued competitiveness;

•	Align long-term incentive awards with improvements in shareholder value;

•	Provide benefits through flexible, cost-effective plans and maintain above-market benefits while taking into account business needs and affordability; and

•	Provide other non-monetary awards to recognize and incentivize performance.

Exclusion of Pre-IPO Related Amounts from Normal Compensation Amounts

On July 26, 2005, we became a public company following our initial public offering, or IPO. Certain dollar amounts, referred to as “Pre-IPO Related Amounts,” are included in the Summary Compensation Table in this proxy statement. However, those amounts are legacy issues, which are tied to and result from NEOs’ personal investments and assumed risks, and other arrangements, made while we were privately held. Accordingly, the Compensation Committee believes those legacy amounts should not be viewed as part of the NEOs’ normal compensation for purposes of measuring against the objectives of our compensation program or for comparisons to public company executive compensation. The Compensation Committee believes that NEO compensation, excluding the Pre-IPO Related Amounts, is fair and reasonable as compared to peer company compensation and meets the objectives of our compensation program outlined above. Amounts that are Pre-IPO Related Amounts, and the compensation of the NEOs after exclusion of the Pre-IPO Related Amounts, are identified in footnote 1 to the Summary Compensation Table.

We began operations on February 28, 2003, following the acquisition of our first operating utility subsidiary, ITCTransmission, from DTE Energy. To motivate management to meet challenges and cause us to grow, we, at the direction of our controlling shareholder at the time, International Transmission Holdings Limited Partnership, or ITHLP, established an equity participation program under which each executive officer made personal equity investments in our common stock. Based on the number of shares purchased, we also made a grant of options to the executive. Certain executives, including the NEOs, also received grants of restricted stock. All of these purchases and grants were subject to five-year vesting and transfer restrictions.

In connection with the IPO in 2005, each executive also waived contractual rights to sell stock in the IPO. In exchange, the executives were granted options based on the number of shares each executive could have sold, but chose not to sell, in the IPO. Because these equity grants are tied to NEOs’ personal investments and risks faced prior to the IPO, the value of option awards made before July 26, 2005 are not considered by the Compensation Committee to be part of normal NEO compensation. The dollar amounts included in the Option Awards column of the Summary Compensation Table that the Compensation Committee considers to be Pre-IPO Related Amounts are identified in footnote 1 to the Summary Compensation Table.

In addition to the waiver of contractual rights to sell stock in the IPO, the Management Stockholder’s Agreement for grants made by us prior to November 16, 2005 provides that a grantee of restricted stock or options under the 2003 Stock Purchase and Option Plan may sell shares of restricted stock and shares underlying then exercisable options in any offering conducted by ITHLP, notwithstanding other vesting requirements and transfer restrictions, pursuant to “piggyback” registration rights, as discussed further in the narrative following the Outstanding Equity Awards at Fiscal Year-End Table.

Under the ITC Holdings Corp. Executive Group Special Bonus Plan, or the Special Bonus Plan, the Compensation Committee is authorized to approve the crediting of special bonus amounts to plan participants and generally gives consideration to dividends paid, or expected to be paid, on our common stock. We adopted the Special Bonus Plan in June 2005 as a vehicle that could be used to compensate plan participants for the lost value of equity investments and grants that occurred prior to the IPO. In 2008, bonuses under the Special Bonus Plan were credited to NEOs once during each quarter. The amounts of the awards were equal to the approved per share quarterly dividend amount, multiplied by the number of our common shares underlying the options held by the NEO granted prior to the IPO and, under the Special Bonus Plan as amended in 2007, are immediately vested and paid. The amounts paid under the Special Bonus Plan in 2008 are set forth in footnote 2 to the Summary Compensation Table. The only participants in this plan are executives who were granted options during the pre-IPO period and special bonus amounts have been paid only with respect to options granted before the IPO. The Compensation Committee also considers these amounts to be tied to the investments made and risks faced by our executive officers prior to the IPO. Accordingly, the Compensation Committee does not consider amounts awarded under the Special Bonus Plan to be part of normal NEO compensation. The Special Bonus Plan awards that the Compensation Committee considers to be Pre-IPO Related Amounts are identified in footnote 1 to the Summary Compensation Table.

Finally, for Mr. Welch, the Change in Pension Value & Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table includes amounts associated with the Management Supplemental Benefits Plan, or MSBP. Mr. Welch retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish the MSBP such that his retirement benefits would be calculated to include service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. The MSBP is described in detail in the Pension Benefits — Management Supplemental Benefits Plan section of this proxy statement following the Pension Benefits Table. The calculation of Mr. Welch’s benefit under the MSBP is affected by including awards to him under the Special Bonus Plan prior to May 17, 2006, which are considered Pre-IPO Related Amounts as discussed above. The calculation also is affected by including awards to Mr. Welch under our former Dividend Equivalents

Rights Plan, or DERP. The DERP was established in 2003 to preserve the value of options that previously were granted to executives and key employees upon a return of capital to shareholders that we issued that year. Under the DERP, upon affecting a return of capital to shareholders, a cash amount (equal to the per share return of capital multiplied by the number of options held by each executive and key employee) was credited to a bookkeeping account maintained for each DERP participant. Those amounts previously held in bookkeeping accounts under the DERP were paid out to each DERP participant in 2005 upon the plan’s termination. Similarly, because awards under the DERP are particularly tied to investments made and risks faced by our executive officers prior to the IPO, such awards also are considered to be Pre-IPO Related Amounts. Because awards under the Special Bonus Plan and DERP are Pre-IPO Related Amounts, the Compensation Committee does not include those amounts in the calculation of Mr. Welch’s benefit under the MSBP for purposes of reviewing his normal compensation. The component of the Change in Pension Value & Non-Qualified Deferred Compensation Earnings for Mr. Welch, which the Compensation Committee considers Pre-IPO Related Amounts due to the exclusion of Special Bonus Plan and DERP awards from Mr. Welch’s MSBP benefit calculation, is identified in footnote 1 to the Summary Compensation Table.

Review of Compensation Benchmarks and Relationship of Compensation Elements

The Compensation Committee has engaged in benchmarking total compensation paid to our executive officers. The benchmarking analysis compared the compensation of our executive officers, including the NEOs, to compensation paid to executives by two groups of peer companies.

The Compensation Committee engaged Hewitt as its advisor on executive compensation issues, to provide market data on all of the components of compensation, including salary, bonus, long-term incentives and total compensation, for select executive officers, including the NEOs. The Compensation Committee also engages Hewitt to provide market data and comments about the design of our executive compensation programs with respect to both market practice and the unique strategic goals of our business model. Hewitt is engaged by and reports to the Compensation Committee and, at the Compensation Committee’s discretion, participates in its meetings and executive sessions. Executive compensation consulting is the only work that Hewitt performs for us.

During 2007, the Compensation Committee, through Hewitt, conducted a benchmarking study that compared compensation paid to our executive officers, including the NEOs, to the 50th and 65th percentiles of market for base salary and the 50th and 75th percentiles for annual incentive compensation and long term incentive compensation among the peer companies listed below. In 2008, following the December 2007 acquisition of the transmission assets of IP&L, Hewitt updated its study to adjust for our larger market capitalization that accompanied the acquisition and related financing. The benchmarking study determined that total compensation paid to our NEOs (excluding the Pre-IPO Related Amounts) continued to trail the market median as well as the Compensation Committee’s goal of targeting the 50th percentile for NEO compensation.

Because we are the only publicly traded company that exclusively owns stand-alone electricity transmission companies, the Compensation Committee for benchmarking purposes selected two different peer groups, which were used for both the 2007 and 2008 studies. The first group, referred to as the Size and Industry Peer Group, consists of electric, gas and water utility companies, as well as some companies from other industries, that are comparable to our current size and projected future size as measured by market capitalization. The second group, referred to as the High Performance Peer Group, was drawn from non-financial services companies in the Hewitt database with revenue below $4 billion that were in the 60th or higher percentile in both 5-year return on equity and 5-year compound annual growth in revenue for fiscal year 2006. There are no utilities in the second group; rather the group was chosen to reflect our high growth and return profile. Periodically the composition of the peer groups will be reviewed and updated for consistency with the growth and performance profile of the Company. These two peer groups consisted of the following entities in 2007 and 2008:

Size and Industry Peer Group	High Performance Peer Group

Allegheny Energy, Inc.	AGL Resources Inc.
Applied Industrial Technologies	Alberto-Culver Company
Black Hills Corporation	Allergan, Inc.
Brady Corporation	Alliant Techsystems Inc.
Cabot Oil & Gas Corporation	BJ Services Company
Cleco Corporation	Briggs & Stratton Corporation
Dynegy Inc.	C. R. Bard, Inc.
El Paso Electric Company	Cabot Oil & Gas Corporation
ESCO Technologies Inc.	Chicago Bridge and Iron Company
Forest Oil Corporation	Church & Dwight Company
Graco Inc.	Curtiss-Wright Corporation
IDACORP Inc.	Del Monte Foods Company
IHS Group	Donaldson Company, Inc.
Midwest Independent Transmission System Operator, Inc.	Ferrellgas Partners, L.P.
Milacron Inc.	Fiserv, Inc.
PacifiCorp	Graco Inc.
Plains Exploration & Production Company	Hot Topic
Portland General Electric Company	Mylan Laboratories Inc.
Powerwave Technologies, Inc.	Noble Energy, Inc.
Rollins Inc.	Pioneer Natural Resources Company
Stericycle, Inc.
Thomas & Betts Corporation
WGL Holdings Inc.
Woodward Governor Company

As part of the Compensation Committee’s process, in addition to the benchmarking analysis, our chief executive officer reviews and examines market benchmark compensation, as well as individual responsibilities and performance, our compensation philosophy and other related information to determine the appropriate level of compensation for each of our NEOs. Our chief executive officer then makes recommendations to the Compensation Committee on any such compensation adjustments or revisions. In turn, the Compensation Committee considers and examines any such recommendations and consults with Hewitt to understand the impact and result of any such changes.

The Compensation Committee reviews and considers each element of compensation in making compensation determinations. The Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee retains full discretion to consider or disregard data collected through benchmarking or peer group studies in the course of setting executive compensation levels. The Compensation Committee does generally review all elements of compensation together in measuring total compensation packages as part of its benchmarking analyses and in measuring compensation packages against the objectives of our compensation program.

Cash Components of Compensation

The Compensation Committee does not have a pre-established mix of cash and non-cash compensation that it targets. Instead, it considers the value of each component of compensation as well as the value of total compensation as compared to market values. In addition, compensation decisions are also considered in the context of individual and Company performance, retention concerns, the importance of the position and internal equity. Mr. Welch evaluates the performance of the NEOs, other than himself, and makes recommendations on their salaries, bonus targets and long-term incentive awards. The Compensation Committee considers these recommendations in its decision making.

Base Salary.  The base salary component of each NEO’s annual cash compensation is based on the job responsibilities and individual contribution of each NEO and with reference to base salary levels of executives at peer companies.

On May 8, 2008, the Compensation Committee approved changes to the base salaries of certain of the NEOs, effective May 12, 2008. In making these salary adjustments, the Compensation Committee considered the performance of each individual, growth in his or her job responsibilities and the continued growth of the Company. The Compensation Committee also took into account the results of the benchmarking analysis conducted by Hewitt, which showed that the Company’s executive officer salaries appreciably trailed the peer group medians. The salary adjustments were made as the second adjustment of a three year plan to phase in salary levels that place the Company’s executive officer salaries at benchmarked levels consistent with the objectives of its compensation program. The Compensation Committee has postponed the third adjustment that would have been made in 2009 due to economic conditions nationally and locally.

On May 20, 2008, the Compensation Committee approved an increase to Mr. Welch’s base salary, effective May 26, 2008. In considering Mr. Welch’s salary increase, the Compensation Committee considered benchmarking data, the overall performance of the Company and Mr. Welch’s singular role as the leader of the Company and electric transmission industry.

On March 31, 2009, the Compensation Committee approved an increase to Mr. Rahill’s base salary from $280,000 to $300,000, effective April 6, 2009, in connection with his change in responsibilities from the Company’s chief financial officer to president of ITC Grid Development, LLC, the Company’s subsidiary focused on development activities.

Accordingly, base salaries of our NEOs are as follows:

Name	Current Salary

Joseph L. Welch	$735,000
Edward M. Rahill	$300,000
Linda H. Blair	$344,000
Jon E. Jipping	$344,000
Daniel J. Oginsky	$228,000

Following these adjustments, Mr. Welch’s base salary approximates the 50th percentile of the peer groups, while the other NEOs’ base salaries remain considerably below the peer group medians.

Bonus Compensation.  Annual bonus awards based on corporate performance goals are used to provide incentives for and reward contributions to our growth and success. Annual corporate performance bonuses awarded to NEOs for 2008 are listed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in this proxy statement, and are described below.

Each year the Compensation Committee approves our annual corporate performance bonus plan goals and targets, which are based on key Company objectives: operational excellence and superior financial performance. The same corporate performance goals and targets generally are used in determining annual bonus compensation for all of our employees. The corporate performance goals and targets, accordingly, are designed to align the interests of customers, shareholders, management and all employees, and encourage teamwork and coordination among all of our executives and employees with a common focus on the growth and success of the Company. Target amounts for the corporate performance goals are determined based on long-term strategic plans, historical performance, expectations for future growth and desired improvement over time. Weights are assigned to each goal based on areas of focus during the year and difficulty in achieving target amounts. Weights are also assigned so that there is a balance between operational and financial goals.

The annual bonus plan performance goals are individually weighted. Each goal operates independently, and, for most goals, there is not a range of acceptable performance. For example, if a goal is not achieved, there is no payout for that goal. We do not pay for achieving below-target performance on any goal, but we will pay for achievement of target performance on those goals that are achieved. The bonus goal targets are established to motivate employees towards operational excellence and superior financial performance and are designed to be challenging to meet, while remaining achievable. Corporate performance goal criteria approved by the Compensation Committee for 2008, and actual bonus results, were:

				2008 Bonus
Goal	Rationale for Goal	Rationale for Target	Weight	Payout

Safety as measured by lost time	Maintaining the safety of ITC employees and contractors is an ITC core value and is at the foundation of ITC’s success.	Target remained the same as in 2007 despite increase in exposure due to increase in number of operating subsidiaries and resulting increase in employees and contractors.	5%	0%
Safety as measured by recordable incidents	Maintaining the safety of ITC employees and contractors is an ITC core value and is at the foundation of ITC’s success.	Target was increased to reflect increase in exposure due to increase in number of operating subsidiaries and resulting increase in employees and contractors.	5%	5%
ITCTransmission Outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2008 goal reflected top decile performance.	5%	5%
METC Outage frequency	Reducing and limiting system outages is critical to ensuring system reliability.	Target was intended to move company towards best-in-class system performance and to encourage efforts such as root cause analysis to reduce the number of outages. The 2008 goal reflected top decile performance.	5%	0%
ITCTransmission Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%

				2008 Bonus
Goal	Rationale for Goal	Rationale for Target	Weight	Payout

METC Field Operation and Maintenance Plan	Performing necessary preventative maintenance is critical to ensuring system reliability.	Target was reflective of goal to catch up on historically deferred maintenance and also complete the normal maintenance schedule.	5%	5%
ITCTransmission Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2008 ITCTransmission capital project plan was smaller than the 2007 plan but reflected increasingly more difficult to accomplish projects.	15%	15%
METC Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	The 2008 METC capital project plan was 533% larger than the 2007 plan, which was the first full year of operations within the Company.	15%	15%
ITC Midwest Capital Project Plan	Performing necessary system upgrades is critical to ensuring system reliability, providing a robust transmission grid and delivering financial performance.	2008 was the Company’s first year operating ITC Midwest’s transmission system. There was uncertainty as to how much of the 2008 capital program could be accomplished.	15%	15%
General and Administrative and Non-field Operation and Maintenance expense	Controlling general and administrative expenses is an important part of controlling rates charged to transmission customers.	Target was set to realize synergies across multiple operating subsidiaries while reflecting staffing and other administrative needs in existing business and increases due to growth.	10%	10%
EBITDA(1)	EBITDA is an important measure of the Company’s current financial performance.	The 2008 EBITDA goal was 43% higher than 2007 actual performance, reflecting the addition of ITC Midwest.	15%	15%
Total			100%	90%

(1)	We define EBITDA as net income plus income taxes, depreciation and amortization expense and interest expense; and excluding allowance for equity funds used during construction and certain other items not related to operating performance, such as loss on extinguishment of debt.

Additionally, to further motivate management to provide value to shareholders, we included a performance factor for 2008 for our executives, including the NEOs, under which NEOs’ annual bonus awards may be increased based on our total return to shareholders compared to the Dow Jones Utility Average Index companies. Based on our 2008 total return to shareholders, to the extent it was a positive number and ranked within the 50th to

100th percentile as compared to the companies that comprise the Dow Jones Utility Average Index, the performance factor to be applied to each NEO’s annual bonus award was in the range of 1.0 to 2.0, as follows:

ITC’s Total Return to
Shareholders relative to each
of the Dow Jones Utility	Performance
Average Companies	Factor

1st to 50th percentile	1.0
51st to 60th percentile	1.2
61st to 70th percentile	1.4
71st to 80th percentile	1.6
81st to 90th percentile	1.8
91st to 100th percentile	2.0

Our 2008 total return to shareholders was -21% which was the fourth highest return and ranked in the 81st percentile compared to the Dow Jones Utility Average Index companies. However, because total return to shareholders for 2008 was negative, this ranking equated to a performance factor of 1.0.

Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary. The Compensation Committee considers each individual’s job responsibilities and the results of its benchmarking analysis when determining target bonus levels. For 2008, target bonus levels were 125% of base salary for Mr. Welch and 100% of base salary for Ms. Blair and Messrs. Jipping, Oginsky and Rahill. The benchmarking study showed that Mr. Welch’s target bonus opportunity is above the 50th percentile compared to CEOs in our peer groups. In establishing the target at 125%, the Compensation Committee considered this information along with Mr. Welch’s leading role in the industry and his pivotal role in the growth of the Company. The target bonus levels for the other NEOs are also above the 50th percentile of the market; however, when these percentages are applied to their base salaries, which are below the 50th percentile, they produce total cash compensation values that are generally consistent with market practice.

These factors, including the performance factor based on total return to shareholders that is applicable only to executives, resulted in a bonus calculation for 2008 for employees, including NEOs, according to the following formula:

Base Salary x Target Bonus (% of base salary) x Achievement of Corporate Goals (90%) x Performance Factor (1.0)
= Annual Bonus Amount

For fiscal year 2009, the Compensation Committee approved corporate performance goals for the annual bonus award similar to prior years’ criteria, including the performance factor for executives, including NEOs.

On December 19, 2007, the Compensation Committee approved additional cash bonuses for substantially all employees, with the exception of Mr. Welch, in conjunction with the successful completion of the acquisition of the electric transmission assets of Interstate Power and Light Company, or the IPL assets, the integration of the IPL assets into the Company and the independent operation of the IPL assets. The total bonus award amount was recommended by management to the Compensation Committee and was based on the annual incentive award for 2007. The bonus was paid in two installments with the first payment being made on December 31, 2007, in recognition of closing the acquisition. The second payment was made on December 24, 2008 and was contingent upon satisfaction of performance targets relating to integration of the IPL assets into the Company. The Compensation Committee established the goals in 2007 based on management’s recommendation, which included completing the following tasks:

•	transition of independent system operation and network and third party billing;

•	personnel hiring and training;

•	warehouse set-up and tools/equipment procurement;

•	transferring of franchises; and

•	timely compliance filings.

All of the integration goals were achieved. The second payment was equal to half of the 2007 annual incentive plan bonus based on 2008 base salary, as follows:

2008 Base Salary x Target Bonus (100% of base salary) x Achievement of Corporate Goals (85% for 2007) ÷ 2
= Bonus Amount

On February 18, 2008, Mr. Welch received a bonus in the form of deferred stock units in connection with the acquisition of the IPL assets, as described below under “Equity-Based Grants.”

On February 8, 2006, the Compensation Committee approved the Executive Cash Bonus Agreement between the Company and Mr. Oginsky to offer him additional financial incentive to provide continuing services to the Company in lieu of the equity-based compensation previously received by other executive officers. The agreement provides that Mr. Oginsky will receive a cash bonus in the amount of $120,000 on August 1 of each of the years 2006, 2007, 2008 and 2009. The bonus for any year will not be payable if Mr. Oginsky’s employment has been terminated by him without “good reason” or by the Company for “cause” (each as defined in the Executive Cash Bonus Agreement) prior to August 1 of such year. If Mr. Oginsky’s employment is otherwise terminated, he is entitled to receive all unpaid bonus payments in a lump sum within 15 days after termination.

Equity-Based Grants

On August 13, 2008, the Compensation Committee approved grants of restricted stock and stock options to employees, including the NEOs, under the Amended and Restated ITC Holdings Corp. 2006 Long Term Incentive Plan, or LTIP. The primary purpose of the LTIP is to encourage equity ownership among our employees, non-employee directors and consultants in order to align their interests with those of shareholders. The LTIP is designed to enhance our ability to attract, motivate and retain qualified managers and employees, and encourage strong performance. It also is designed to motivate future growth through individual performance and, in turn, strong Company performance. The amounts and terms of grants made under the LTIP are described in the narrative following the Grants of Plan-Based Awards Table in this proxy statement. The LTIP was amended in 2008, with the approval of our shareholders, to add shares to the pool of shares available for future grants, to simplify the share counting provision, to bring the LTIP into compliance with Section 409A of the Internal Revenue Code and to make minor clarifying changes.

The Compensation Committee approved awards under the LTIP based on our CEO’s recommendation derived from market data of our peer groups. The award grants are meant to reward, motivate and incent performance, as well as act as a retention mechanism. A total value for the award for each grantee, except Mr. Welch, was determined based on a percentage of salary. For the NEOs except Mr. Welch, the awards were targeted to be 125% of base salary. For Mr. Welch, the total value for the award was based on a target value of $1,100,000. The target award value was then weighted between grants of restricted stock and options. The awards were weighted as 20% restricted stock and 80% options for Mr. Welch, and 30% restricted stock and 70% options for the other NEOs. The allocation of awards between stock options and restricted stock is based on several considerations, including the risk profile that the Compensation Committee believes to be appropriate for the position and market practice. The Compensation Committee believes that because more senior positions have a greater influence on Company performance, they should have a greater proportion of their equity incentives in stock options which become valuable only when the market price of our common stock is above the price at the grant date. Consequently, Mr. Welch’s equity award has a higher proportion in stock options than the awards of the other NEOs. Hewitt provided the Compensation Committee with valuations of the options and restricted stock according to its modified Black-Scholes model, which was also applied to the equity awards of the peer group companies. In determining the size of grants under the LTIP and the manner in which awards were identified, the Compensation Committee considered comparisons to peer company long-term incentive plan grants, expense to the Company and dilution of shareholder value, as well as amounts that it believes will motivate performance to achieve continued growth in our value. The grant made to Mr. Welch was somewhat below the 50th percentile of the market, and the grants to Mr. Jipping and Ms. Blair were substantially below market. Messrs. Rahill and Oginsky received grants that approximate the 50th percentile.

Also in August 2008, the Compensation Committee approved minor modifications to outstanding equity awards, with such modifications being applicable to future awards as well. The modifications allowed for immediate vesting of restricted stock and option grants upon death or disability of the grantee or upon a change in control of the Company. Further, if the grantee retires at or after the age of 65, restricted stock awards vest on a pro rata basis and options continue to vest on their normal vesting schedule. These modifications were made in order to better align our equity awards with market practice, which we believe will assist us in the retention of employees.

On February 18, 2008, the Compensation Committee approved a bonus for Mr. Welch in recognition of the Company’s successful completion of the acquisition of the IPL assets in December 2007. The Compensation Committee established the value of the award at $850,000 based on Mr. Welch’s actual bonus earned in 2007, with additional consideration related to the substantial increase in our stock price following the announcement and completion of the transaction. The Compensation Committee decided to provide the award in the form of 15,277 vested deferred stock units that would be settled in transferrable shares of our common stock over a three year period, rather than cash. The Compensation Committee believed that this mechanism would provide Mr. Welch with timely recognition of the achievement while also linking his ultimate benefit to the value shareholders realize from the future success of the acquisition. The deferred stock units were granted in accordance with the terms of the LTIP based on the closing price of our common stock on February 15, 2008, the last trading date prior to the date of grant since there was no trading in our common stock on February 18, 2008. The deferred stock units will be paid in shares of our common stock in three equal annual installments beginning February 18, 2009 at the rate of one share per unit (subject to anti-dilution adjustment in accordance with the LTIP). Upon a change in control of the Company (as defined in the LTIP), the units will be immediately converted into the right to receive the number of shares of common stock for which units could then be settled and will be settled within 30 days of the change in control. All of Mr. Welch’s rights to the units became vested immediately upon grant and are not subject to forfeiture upon termination of employment or any other event. Mr. Welch has no voting rights with respect to the shares underlying the units until the shares become issued and outstanding upon settlement of the units. He does, however, have dividend equivalent rights with respect to the units such that he will receive additional deferred stock units with a fair market value equal to the cash dividends he would have received on the shares underlying the deferred stock units he holds if such underlying shares of common stock had been outstanding on the record date for the dividend. The additional units will be settled in shares of our common stock at the same time as the units on which the dividend equivalents were received. The units are not transferable by Mr. Welch, but the shares issued upon each settlement date will be immediately transferable.

Pension Benefits

As is common in our industry and as established pursuant to our initial formation requirements pursuant to the acquisition agreement with DTE Energy for ITCTransmission, we maintain a tax-qualified defined benefit retirement plan for eligible employees, comprised of a traditional pension component and a cash balance component. All employees, including the NEOs, participate in either the traditional component or the cash balance component. We have also established two supplemental nonqualified, noncontributory retirement benefit plans for selected management employees: the Management Supplemental Benefit Plan, or MSBP, in which only Mr. Welch participates; and the Executive Supplemental Retirement Plan, or ESRP, in which all other NEOs participate. These plans provide for benefits that supplement those provided by our qualified defined benefit retirement plan. Benefits payable to the NEOs pursuant to the retirement plans are set by the terms of that plan. The Compensation Committee exercises no regular discretionary authority in the determination of benefits. The retirement plans may be modified, amended or terminated at any time, although no such action may reduce a NEO’s earned benefits and, with regard to the MSBP, changes must generally be agreed to by Mr. Welch. In November 2008, the Compensation Committee approved amendments to the MSBP and the ESRP to comply with Section 409A of the Internal Revenue Code (relating to taxation of deferred compensation) and to update and clarify certain provisions. See Pension Benefits in this proxy statement for information regarding participation by the NEOs in our retirement plans as well as a description of the terms of the plans.

Benefits and Perquisites

The NEOs participate in a variety of benefits programs, which are designed to enable us to attract and retain our workforce in a competitive marketplace. These programs include our Savings and Investment Plan, which consists of a 401(k) component, a matching contribution component and a component that provides additional benefits for certain executives (“executive defined contribution plan”).

Our NEOs are provided a limited number of perquisites in addition to benefits provided to our other employees. The purpose of these perquisites is to minimize distractions from the NEOs’ attention to important Company initiatives, to facilitate their access to work functions and personnel, and to encourage interactions among NEOs and others within professional, business and local communities. NEOs are provided perquisites such as auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, and relocation assistance, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Additionally, we own aircraft to facilitate the business travel schedules of our executives and other employees, particularly to locations that do not provide efficient commercial flight schedules. Mr. Welch and guests traveling with him are permitted to travel for personal business on our aircraft, with an annual limit on total incremental expense to the Company of $125,000 for such personal travel. In 2007, the Compensation Committee reviewed market data showing the prevalence of various perquisites in American industry. These perquisites are further discussed in footnote 6 to the Summary Compensation Table in this proxy statement.

Potential Severance Compensation

Pursuant to employment agreements with each NEO, each NEO is entitled to certain benefits and payments upon a termination of his or her employment. Benefits and payments to be provided vary based on the circumstances of the termination. The Compensation Committee believes it is important to provide this protection in order to ensure our NEOs will remain engaged and committed to us during an acquisition of the Company or other transition in management. In November 2008, the Compensation Committee approved amendments to the NEOs’ employment agreements to comply with Section 409A of the Internal Revenue Code (relating to taxation of deferred compensation) and to update and clarify certain provisions in the agreements. See Employment Agreements and Potential Payments Upon Termination or Change in Control in this proxy statement for further detail on these employment agreements, including a discussion of the compensation to be provided upon termination or a change in control.

In addition to severance benefits identified in their employment agreements, NEOs are eligible to receive certain payments or benefits due to a termination of employment or change in control of the Company, which would be related to grants made under the 2003 Plan, the LTIP, or our benefits plans. The NEOs’ eligibility for such payments or benefits is as identified in the descriptions of those plans in this proxy statement. Because these agreements are provided to satisfy different objectives than our regular compensation program, and because they are by definition contingent in nature, decisions made regarding these programs do not affect our regular compensation program.

Deductibility of Executive Compensation

Section 162(m) of the Code restricts the deductibility of executive compensation paid to a company’s chief executive officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1,000,000 in annual compensation (including the value of restricted stock and deferred stock units as they vest and the gain from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m). In general, our stock options and cash incentive compensation arrangements are designed to cause compensation realized in connection with the plans to comply with these conditions and be exempt from the Section 162(m) restriction on deductibility, to the extent permissible.

Other components of our compensation program may result in payments from time to time that would be subject to the restriction on deductibility, but we do not believe the effect of the restriction on us is currently material or that further action to qualify compensation for deductibility is necessary at this time. It may be appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that is consistent with the best interests of us and our shareholders, and we reserve the authority to approve non-deductible compensation in appropriate circumstances. We continue to evaluate from time to time the advisability of qualifying future executive compensation programs for exemption from the Section 162(m) restriction on deductibility.

Stock Ownership Guidelines

In furtherance of our objective to align the interests of management with shareholders, effective August 16, 2006, the Compensation Committee adopted stock ownership guidelines applicable to executive officers. Under these guidelines, executive officers, including NEOs, must meet the applicable stock ownership guideline by the later of August 16, 2011 or the fifth anniversary of when the guidelines first become applicable to the individual. The guidelines require ownership of shares of our common stock valued at five times annual salary in the case of the chief executive officer, three times annual salary in the case of executive and senior vice presidents and two times annual salary in the case of other executive officers. The Compensation Committee determined the ownership levels in reliance on comparisons to peer company stock ownership guideline policies. Shares issuable upon exercise of vested in-the-money stock options, shares (including shares of restricted stock) owned directly, shares owned through various employee benefit plans and shares previously owned by executives but placed in trust for family members count towards the ownership threshold. Stock ownership positions could be considered as a factor in promotion or succession decisions and failure to maintain the applicable minimum ownership threshold may result in payment of only a portion of annual incentives in our common stock or other action by the Compensation Committee. Restricted stock awards may not be sold after vesting unless the individual is in compliance with the applicable ownership guideline, subject to hardship exceptions approved by the chief executive officer (or by the Compensation Committee, in the case of an exception to be approved on behalf of the chief executive officer). The Compensation Committee may modify, amend, waive, suspend or rescind any aspect of the guidelines at any time. Each of the NEOs is in compliance at this time with the stock ownership guidelines.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management and, based on the review and discussions with management, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

LEE C. STEWART	EDWARD G. JEPSEN	RICHARD D. MCLELLAN	G. BENNETT STEWART

Summary Compensation

The following table provides a summary of compensation paid or accrued by the Company and its subsidiaries to or on behalf of the NEOs for services rendered by them during 2008, 2007 and 2006, as required by SEC rules and regulations. As stated in the Compensation Discussion and Analysis section of this proxy statement, the NEOs received certain amounts disclosed as compensation below but which are tied to and result from personal investments and assumed risks, and other arrangements, made while the Company was privately held (referred to throughout this proxy statement as Pre-IPO Related Amounts). Footnote 1 to this Summary Compensation Table identifies amounts considered by the Compensation Committee to be Pre-IPO Related Amounts, which the Compensation Committee does not consider part of NEOs’ normal compensation. Footnote 1 also shows compensation paid to the NEOs in 2008, 2007 and 2006, excluding Pre-IPO Related Amounts, which the Compensation Committee considers NEOs’ normal compensation.

Summary Compensation Table (1)

							Change in
							Pension
							Value & Non-
						Non-Equity	qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name	Year	Salary ($)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Joseph L. Welch,	2008	$678,654	$1,098,902	$974,063	$438,354	$826,875	$3,133,475	$168,833	$7,319,156
President, CEO,	2007	$512,231	$1,569,810	$40,866	$412,276	$1,232,500	$808,001	$90,007	$4,665,691
Treasurer & Director	2006	$389,404	$992,705	$8,000	$748,576	$400,000	$1,405,372	$73,415	$4,017,472

Edward M. Rahill,	2008	$271,308	$186,340	$35,804	$82,176	$371,000	$146,335	$54,607	$1,147,570
SVP, Finance & CFO	2007	$247,116	$457,104	$13,192	$64,571	$425,000	$87,223	$57,602	$1,351,808
	2006	$206,962	$218,332	$3,674	$124,082	$168,000	$65,192	$53,789	$840,031

Linda H. Blair,	2008	$317,723	$183,151	$39,055	$88,911	$455,800	$79,568	$48,545	$1,212,753
EVP & CBO	2007	$257,275	$455,640	$12,330	$74,091	$448,800	$41,069	$53,451	$1,342,656
	2006	$180,394	$205,451	$3,212	$130,667	$146,800	$34,651	$44,666	$745,841

Jon E. Jipping,	2008	$317,723	$91,575	$38,698	$76,524	$455,800	$151,717	$55,125	$1,187,162
EVP & COO	2007	$256,458	$283,918	$11,973	$46,432	$448,800	$56,190	$49,293	$1,153,064
	2006	$165,865	$122,725	$3,064	$67,657	$140,000	$37,108	$35,877	$572,296

Daniel J. Oginsky,	2008	$218,908	$197,754	$26,124	$65,015	$302,100	$44,019	$39,257	$893,177
VP & General	2007	$194,627	$368,814	$8,546	$35,159	$336,600	$28,434	$40,059	$1,012,239
Counsel	2006	$147,692	$240,240	$2,324	$112,044	$62,000	$33,024	$16,180	$613,504

(1)	The following two tables show, first, a breakdown of the Pre-IPO Related Amounts and, second, compensation for NEOs after excluding the Pre-IPO Related Amounts.

Pre-IPO Related Amounts

				Change in
				Pension
				Value & Non-
				qualified
				Deferred
			Option	Compensation
		Bonus	Awards	Earnings
Name	Year	($)	($)	($)	Total ($)

Joseph L. Welch	2008	$1,098,902	$32,227	$371,066	$1,502,195
	2007	$1,569,810	$193,361	$279,853	$2,043,024
	2006	$992,705	$193,361	$829,134	$2,015,200

Edward M. Rahill	2008	$186,340	$4,148		$190,488
	2007	$350,853	$24,886	—	$375,739
	2006	$168,332	$24,886	—	$193,218

Linda H. Blair	2008	$183,151	$6,109		$189,260
	2007	$343,440	$36,654	—	$380,094
	2006	$165,451	$36,654	—	$202,105

Jon E. Jipping	2008	$91,575	$3,055		$94,630
	2007	$171,718	$18,327	—	$190,045
	2006	$82,725	$18,327	—	$101,052

Daniel J. Oginsky	2008	$77,754	—		$77,754
	2007	$164,664	—	—	$164,664
	2006	$70,240	—	—	$70,240

Compensation After Excluding Pre-IPO Related Amounts

							Change in
							Pension
							Value &
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Welch	2008	$678,654	—	$974,063	$406,127	$826,875	$2,762,409	$168,833	$5,816,961
	2007	$512,231	—	$40,866	$218,915	$1,232,500	$528,148	$90,007	$2,622,667
	2006	$389,404	—	$8,000	$555,215	$400,000	$576,238	$73,415	$2,002,272

Edward M. Rahill	2008	$271,308	—	$35,804	$78,028	$371,000	$146,335	$54,607	$957,0821
	2007	$247,116	$106,251	$13,192	$39,685	$425,000	$87,223	$57,602	$976,069
	2006	$206,962	$50,000	$3,674	$99,196	$168,000	$65,192	$53,789	$646,813

Linda H. Blair	2008	$317,723	—	$39,055	$82,802	$455,800	$79,568	$48,545	$1,023,493
	2007	$257,275	$112,200	$12,330	$37,437	$448,800	$41,069	$53,451	$962,562
	2006	$180,394	$40,000	$3,212	$94,013	$146,800	$34,651	$44,666	$543,736

Jon E. Jipping	2008	$317,723	—	$38,698	$73,469	$455,800	$151,717	$55,125	$1,092,532
	2007	$256,458	$112,200	$11,973	$28,105	$448,800	$56,190	$49,293	$963,019
	2006	$165,865	$40,000	$3,064	$49,330	$140,000	$37,108	$35,877	$471,244

Daniel J. Oginsky	2008	$218,908	$120,000	$26,124	$65,015	$302,100	$44,019	$39,257	$815,423
	2007	$194,627	$204,150	$8,546	$35,159	$336,600	$28,434	$40,059	$847,575
	2006	$147,692	$170,000	$2,324	$112,044	$62,000	$33,024	$16,180	$543,264

(2)	The compensation amounts reported in this column reflect special bonus awards under the Special Bonus Plan. Such bonuses are awarded at the sole discretion of the Compensation Committee. Special bonuses awarded by the Compensation Committee to date have been equal to per share dividend amounts paid by the Company multiplied by the number of options granted in 2003 and 2005 that continue to be held by plan participants. Special bonuses awarded under the Special Bonus Plan in 2006 include a vested portion paid directly to the executive and an unvested portion that was held in an account for the executive. Amendments to the Special

Bonus Plan approved in November 2007 provided that all previously awarded but unvested special bonus amounts would be immediately vested and paid, and that any future special bonus amounts awarded would be vested and paid at the time of the award. Both vested and unvested amounts are reflected in the year earned without regard to vesting. In addition, NEOs other than Mr. Welch received discretionary bonuses in recognition of the integral role they played in the successful acquisition and integration of METC during 2006 and the successful acquisition of the IPL assets during 2007. Mr. Oginsky’s bonus pursuant to the Executive Cash Bonus Agreement is also included for 2008, 2007 and 2006. Each of these bonuses is set forth in the following table under Other Bonuses:

		Special Bonus		Other
		Vested	Unvested	Bonuses	Total Bonus
Name	Year	($)	($)	($)	($)

Joseph L. Welch	2008	$1,098,902	—	—	$1,098,902
	2007	$1,569,810	—	—	$1,569,810
	2006	$682,295	$310,410	—	$992,705
Edward M. Rahill	2008	$186,340	—	—	$186,340
	2007	$350,854	—	$106,250	$457,104
	2006	$70,884	$97,448	$50,000	$218,332
Linda H. Blair	2008	$183,151	—	—	$183,151
	2007	$343,440	—	$112,200	$455,640
	2006	$70,589	$94,862	$40,000	$205,451
Jon E. Jipping	2008	$91,575	—	—	$91,575
	2007	$171,718	—	$112,200	$283,918
	2006	$35,296	$47,429	$40,000	$122,725
Daniel J. Oginsky	2008	$77,754	—	$120,000	$197,754
	2007	$164,664	—	$204,150	$368,814
	2006	$17,022	$53,218	$170,000	$240,240

(3)	The amounts reported in this column represent amounts that have been amortized in our 2008, 2007 and 2006 financial statements in connection with stock option and restricted stock awards previously granted to the NEOs under the LTIP and our 2003 Stock Purchase and Option Plan for Key Employees, which excludes any forfeiture reserves recorded for these awards. Awards are grant date values amortized over the requisite vesting period (three or five years for stock options and restricted stock). The amounts are based on the grant date fair value of the award pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R (“FAS 123R”). The grant date present value of the stock options was determined in accordance with FAS 123R using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.6 years for 2008 grants, 8.6 years for 2007 grants and 7.6 years for 2006 grants. Weighted average assumption used in the valuation of the 2008 options include an expected volatility of 24.7%, a risk-free interest rate of 3.36%, an expected life of 6 years, an expected dividend yield of 2.14%, and an underlying share price of $56.88 per share. The 2008 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $56.88 per share. The 2008 deferred stock units are recorded at fair value at the date of grant. The weighted average grant date fair value of the deferred stock units granted in 2008 was $55.49. Weighted average assumption used in the valuation of the 2007 options include an expected volatility of 21.3%, a risk-free interest rate of 4.47%, an expected life of 6 years, an expected dividend yield of 2.71%, and an underlying share price of $42.82 per share. The 2007 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $42.82 per share. Weighted average assumption used in the valuation of the 2006 options include an expected volatility of 22.2%, a risk-free interest rate of 4.82%, an expected life of 6 years, an expected dividend yield of 3.33%, and an underlying share price of $33.00 per share. The 2006 restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $33.00 per share. The amount for 2008 also includes amounts that have been amortized in our 2008 financial statements in connection with the deferred stock units paid to Mr. Welch described in footnote 3 to the Grants of Plan Based Awards Table.

(4)	The amounts reported in this column include cash awards tied to the achievement of annual Company performance goals under our bonus plan in effect for each of 2008, 2007 and 2006. Each year, the Compensation Committee sets the targets for bonuses as well as the appropriate financial and operational metrics. For 2006, the Committee selected earnings before interest, taxes, depreciation and amortization; capital project plan, safety, outage frequency and field and non-field O&M. For 2007 and 2008, the Committee added priority maintenance activities to the above list. Actual payouts ranged between 90% and 112.5% of base salary for 2008, 85% and 106.25% of base salary, times the performance factor of 2.0, for 2007 and between 80% and 100% of base salary for 2006. Also reflected in this column are cash awards paid in 2008 to NEOs except Mr. Welch, tied to the achievement of goals with respect to the Company’s integration of the IPL assets during 2008. The Compensation Committee set the goals in 2007, which included completing transition of independent system operation and network and third party billing, completing personnel hiring and training, warehouse set-up and tools/equipment procurement, transferring of franchises and timely compliance filings. All of the integration goals were achieved. Payout was equal to half of the 2007 annual incentive plan bonus based on 2008 base salary, calculated as follows:

2008 Base Salary x Target Bonus (100% of base salary) x Achievement of Corporate Goals (85% for 2007) ÷ 2
= Bonus Amount

(5)	All amounts reported in this column pertain to the tax-qualified defined benefit pension plan and two supplemental nonqualified, noncontributory retirement plans maintained by the Company. None of the income on nonqualified deferred compensation was above-market or preferential. Variation in the amounts from year to year reflect the formulas on which the benefits are calculated, which formulas have not been revised. The 2006 and 2007 figures for Mr. Welch have been corrected from disclosure in prior years in this column and elsewhere in this proxy statement due to a restatement of Mr. Welch’s Special Annuity Credit.

(6)	All Other Compensation includes amounts for auto allowance, financial, estate and legal planning, income tax return preparation, annual physical, club memberships, personal liability insurance, relocation assistance, personal use of company aircraft (for Mr. Welch only), and for other benefits such as Company contributions on behalf of the NEOs pursuant to the matching and executive defined contribution plan components of the Savings and Investment Plan, as well as reimbursements for income taxes related to the inclusion of the value of the payment by the Company of these perquisites. Perquisites have been valued for purposes of these tables on the basis of the aggregate incremental cost to the Company. These benefits and perquisites for 2008, 2007 and 2006 are itemized in the table below as required by applicable SEC rules.

			Executive
			Defined
			Contribution		Personal
			Plan —		Use of
		401(k)	Employer	Tax	Company	Other
Name	Year	Match	Contribution	Reimbursements	Aircraft	Benefits	Total

Joseph L. Welch	2008	$13,800	$16,700	$34,619	$67,139	$36,574	$168,832
	2007	$13,500	$11,303	$11,147		$54,057	$90,007
	2006	$13,200	$15,800	$9,469		$34,946	$73,415

Edward M. Rahill	2008	$13,800	$16,700	$4,343		$19,764	$54,607
	2007	$13,500	$11,303	$7,879		$24,920	$57,602
	2006	$13,200	$15,800	$4,570		$20,219	$53,789

Linda H. Blair	2008	$12,350	$16,700	$2,466		$17,029	$48,545
	2007	$12,250	$11,303	$6,699		$23,199	$53,451
	2006	$11,900	—	$7,780		$24,986	$44,666

Jon E. Jipping	2008	$12,350	$16,700	$4,894		$21,180	$55,124
	2007	$12,250	$11,303	$4,765		$20,975	$49,293
	2006	$11,900	—	$4,035		$19,942	$35,877

Daniel J. Oginsky	2008	$12,350	$16,700	$1,318		$8,890	$39,258
	2007	$12,250	$11,303	$3,756		$12,750	$40,059
	2006	$4,292	—	$1,457		$10,430	$16,179

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a NEO during 2008.

Grants of Plan-Based Awards Table

							All Other	All Other		Grant
							Stock	Option	Exercise	Date Fair
							Awards:	Awards:	or Base	Value of
							Number of	Number of	Price of	Stock and
		Estimated Future Payouts Under Non-Equity					Shares of	Securities	Option	Option
	Grant	Incentive Plan Awards					Stock or	Underlying	Awards	Awards
Name	Date	Threshold ($)	Target ($)(1)		Maximum ($)(1)		Units (#)	Options(#)	($/Sh)	($)(2)
(a)	(b)	(c)	(d)		(e)		(i)	(j)	(k)	(l)

Joseph L. Welch	2/18/2008	—	—		—		15,277 (3)	—	—	$850,012
	3/17/08	—	—		—		88 (3)	—	—	$4,436
	6/16/08	—	—		—		80 (3)	—	—	$4,474
	8/13/2008	—	—		—		4,372	54,862	$56.88	$979,034
	9/16/08	—	—		—		84 (3)	—	—	$4,701
	12/16/08	—	—		—		118 (3)	—	—	$4,701
		—	$918,750	(a)	$1,837,500	(a)	—	—	—	—

Edward M. Rahill	8/13/2008	—	—		—		2,087	15,274	$56.88	$322,045
		—	$280,000	(a)	$560,000	(a)	—	—	—	—
		—	$119,000	(b)	—		—	—	—	—

Linda H. Blair	8/13/2008	—	—		—		2,564	18,765	$56.88	$395,651
		—	$344,000	(a)	$688,000	(a)	—	—	—	—
		—	$146,200	(b)	—		—	—	—	—

Jon E. Jipping	8/13/2008	—	—		—		2,564	18,765	$56.88	$395,651
		—	$344,000	(a)	$688,000	(a)	—	—	—	—
		—	$146,200	(b)	—		—	—	—	—

Daniel J. Oginsky	8/13/2008	—	—		—		1,699	12,438	$56.88	$262,221
		—	$228,000	(a)	$456,000	(a)	—	—	—	—
		—	$96,900	(b)	—		—	—	—	—

(1)	(a) The compensation reported reflects the annual cash awards tied to the achievement of annual Company performance goals under our 2008 bonus plan. The target payout for 2008 was set at 125% of base salary for Mr. Welch and 100% of base salary for the other NEOs. The amount shown in Column (e) represents the potential payout based on maximum achievement of the bonus goals and the performance factor, under which NEOs’ annual bonus awards could be increased up to two times the target amount based on our total return to shareholders compared to the Dow Jones Utility Average Index. The actual bonus payments earned were based on an achievement of 90% of bonus targets and a performance factor of 1.0. Actual dollar amounts are disclosed and reported in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. Plan awards were earned in 2008 and paid in February 2009. For more information regarding the corporate goals for 2008, see Compensation Discussion and Analysis — Cash Components of Compensation — Bonus Compensation in this proxy statement.

(b) The compensation reported reflects the cash awards paid in 2008 to NEOs, except Mr. Welch, tied to the achievement of goals with respect to the Company’s integration of the IPL assets during 2008. The Compensation Committee set the goals in 2007, which included completing transition of independent system operation and network and third party billing, completing personnel hiring and training, warehouse set-up and tools/equipment procurement, transferring of franchises and timely compliance filings. All of the integration goals were achieved. Payout was equal to half of the 2007 annual incentive plan bonus based on 2008 base salary, calculated as follows:

2008 Base Salary x Target Bonus (100% of base salary) x Achievement of Corporate Goals (85% for 2007) ÷ 2
= Bonus Amount

(2)	Grant Date Fair Value consists of stock options and restricted stock awarded under the LTIP with a grant date of August 13, 2008 and, for Mr. Welch, a grant of 15,277 deferred stock units as described in footnote 3 below. Stock options vest 33 1/3% on August 13 of each year over a three year period beginning August 13, 2009. Grant date present value of the stock options was determined in accordance with FAS 123R using a Black-Scholes option pricing model. The options have a term of 10 years from date of grant, with a remaining future life of 9.6 years. Weighted average assumptions used in the valuation of the options include an expected volatility of 24.7%, a risk-free interest rate of 3.36%, an expected life of 6 years, an expected dividend yield of 2.14%, and an underlying share price of $56.88 per share. The restricted stock awards are recorded at fair value at the date of grant, which is equivalent to the underlying share price of $56.88 per share. The 2008 deferred stock units are recorded at fair value at the date of grant. The weighted average grant date fair value of the deferred stock units granted in 2008 was $55.49.

(3)	This compensation reflects an $850,000 bonus for Mr. Welch in recognition of the Company’s successful completion of the acquisition of the IPL assets in December 2007, awarded and paid in the form of 15,277 deferred stock units pursuant to the LTIP. The bonus was converted to units in accordance with the terms of the LTIP based on the closing price on February 15, 2008, the last trading date prior to the date of grant (since there was no trading in our common stock on February 18, 2008). The deferred stock units will be paid in shares of our common stock in three equal annual installments beginning February 18, 2009 at the rate of one share per unit (subject to anti-dilution adjustment in accordance with the LTIP), regardless of whether Mr. Welch remains employed by the Company. There are dividend equivalent rights with respect to the units such that Mr. Welch will receive additional deferred stock units with a fair market value equal to the cash dividends he would have received on the shares underlying the deferred stock units he holds if such underlying shares of common stock had been outstanding on the record date for the dividend. The additional units will be settled in shares of our common stock at the same time as the units on which the dividend equivalents were received. During 2008, 370 deferred stock units were granted to Mr. Welch pursuant to dividend equivalent rights.

The Compensation Committee has established bonus targets as a percentage of the base salary for each NEO in consideration of benchmarking data on total cash compensation, the importance of the NEO’s position to the success of the Company, our need to create meaningful incentives to enhance performance and the culture of teamwork that makes our company successful. The Compensation Committee does not have a pre-established targeted allocation of cash compensation into its component elements of base salary and bonus.

The Compensation Committee may grant stock options, restricted stock, restricted stock units and performance based awards in the form of equity or cash under the LTIP with the terms of each award set forth in a written agreement with the recipient. Equity-based grants made in 2008 to the NEOs under the LTIP were made pursuant to terms stated in the August 2008 form of restricted stock award agreement and the August 2008 form of option agreement.

The August 2008 form of restricted stock award agreement provides that, so long as the grantee remains employed by us, the restricted stock fully vests upon the earlier of (i) the third anniversary of the grant date, (ii) the grantee’s death or permanent disability, or (iii) a “change in control” (as defined in the LTIP). If the grantee’s employment is terminated for any reason other than retirement at or after age 65, death or disability prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock, unless otherwise determined by the Compensation Committee. If the grantee’s employment is terminated due to retirement, the stock will vest pro rata based on service time since the grant date and the remaining unvested shares will be canceled. The restricted stock agreement also provides that restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

The August 2008 form of option agreement provides that the options become exercisable in three equal annual installments beginning on the one year anniversary of the grant date so long as the grantee remains employed by us. The options become fully exercisable immediately upon (i) the grantee’s death or permanent disability or (ii) upon a “change in control” (as defined in the LTIP). The Compensation Committee has the right to accelerate vesting or extend the time for exercise. The exercise price of the options is the fair market value per share of our common stock on the grant date. The grantee may pay the exercise price in cash, with previously acquired shares that have been held at least six months or pursuant to a broker-assisted cashless exercise method. The stock options will expire 10 years after the grant date and will immediately terminate to the extent not yet exercisable if the grantee’s employment with us is terminated for any reason other than retirement at or after age 65, death or disability. If the grantee’s employment is terminated other than due to retirement at or after age 65, death or disability on or after the date the options first become exercisable, then the grantee has the right to exercise the option for three months after termination of employment to the extent exercisable on the date of termination. If the grantee retires from the Company at or after age 65, the options will continue to vest on the normal schedule and the grantee has the right to exercise the option at any time during the remaining term to the extent it was not previously exercised. If the grantee’s employment terminates due to death or disability, the grantee or the grantee’s estate has the right to exercise the option at any time during the remaining term to the extent it was not previously exercised. The option agreement also provides that options issued to the grantee may not be transferred by the grantee except pursuant to a will or the applicable laws of descent and distribution or transfers to which the Compensation Committee has given prior written consent. Until the issuance of shares of stock pursuant to the exercise of stock options, holders of stock options granted under the option agreement have no rights of holders of our common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to unexercised options and shares of stock that have not vested as of the end of 2008 held by the NEOs.

Outstanding Equity Awards at Fiscal Year-End Table

	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares or		Market Value of
	Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Units of Stock That		Shares or Units of
Name	(#) Exercisable(1)	(#) Unexercisable(1)	Price ($)	Date	Have Not Vested (#)		Stock That Have Not
(a)	(b)	(c)	(e)	(f)	(g)		Vested ($) (2) (h)

Joseph L. Welch	601,778	—	$7.48	2/28/2013	—		—
	193,001	128,668	$23.00	7/25/2015	—		—
	15,515	23,273	$33.00	8/16/2016	—		—
	16,191	64,768	$42.82	8/15/2017	—		—
	—	54,862	$56.88	8/13/2018	—		—
					2,909	(3)	$127,065
					6,072	(4)	$265,225
					4,372	(5)	$190,969
Edward M. Rahill	100,296	—	$7.48	2/9/2014	—		—
	33,775	22,517	$23.00	7/25/2015	—		—
	4,157	6,237	$33.00	8/16/2016	—		—
	1,907	7,629	$42.82	8/15/2017	—		—
	—	15,274	$56.88	8/13/2018	—		—
					1,336	(3)	$58,356
					1,226	(4)	$53,552
					2,087	(5)	$91,160
Linda H. Blair	100,296	—	$7.48	4/15/2013	—		—
	32,167	21,445	$23.00	7/25/2015	—		—
	3,632	5,450	$33.00	8/16/2016	—		—
	2,014	8,056	$42.82	8/15/2017	—		—
	—	18,765	$56.88	8/13/2018	—		—
					1,168	(3)	$51,018
					1,295	(4)	$56,566
					2,564	(5)	$111,996
Jon E. Jipping	50,148	—	$7.48	4/15/2013	—		—
	16,083	10,723	$23.00	7/25/2015	—		—
	3,464	5,198	$33.00	8/16/2016	—		—
	2,014	8,056	$42.82	8/15/2017	—		—
	—	18,765	$56.88	8/13/2018	—		—
					1,114	(3)	$48,660
					1,295	(4)	$56,566
					2,564	(5)	$111,996
Daniel J. Oginsky	48,350	16,989	$23.00	7/25/2015	—		—
	2,630	3,946	$33.00	8/16/2016	—		—
	1,294	5,180	$42.82	8/15/2017	—		—
	—	12,438	$56.88	8/13/2018	—		—
					845	(3)	$36,910
					832	(4)	$36,342
					1,699	(5)	$74,212

(1)	Each option has a ten year life. With the exception of options granted to Mr. Oginsky on July 25, 2005 and options granted to all NEOs on August 13, 2008, all options vest in five equal annual installments, beginning on the first anniversary of the grant date. Of the options granted to Mr. Oginsky on July 25, 2005, 14% vested immediately, with 20% vesting on the first four anniversaries of the grant date and the remaining unvested options vesting on the fifth anniversary of the grant date. The options granted to all NEOs on August 13, 2008 vest in three equal annual installments, beginning on the first anniversary of the grant date.

(2)	Value was determined by multiplying the number of shares that have not vested by the closing price of our common stock as of December 31, 2008 ($43.68 per share).

(3)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 16, 2006.

(4)	The outstanding shares of restricted stock vest five years after the date of the grant, which was August 15, 2007.

(5)	The outstanding shares of restricted stock vest three years after the date of the grant, which was August 13, 2008.

Equity grants made to NEOs in 2008 were made pursuant to the LTIP. The terms of these grants are described above in the narrative discussion accompanying the Grants of Plan-Based Awards Table. Prior equity grants under the LTIP have substantially the same terms as the 2008 grants, except that the vesting period of the prior grants is five years rather than three.

Prior to 2006, we awarded equity-based compensation under the 2003 Stock Purchase and Option Plan, which was established in 2003 and amended in 2005, with approval of our shareholders. The plan provides for the granting of equity awards, which have consisted of the right to purchase shares of common stock as well as the right to receive grants of restricted common stock and options to purchase shares of common stock. The Compensation Committee administers the plan.

Restricted stock granted under the 2003 Stock Purchase and Option Plan was granted pursuant to a Management Stockholder’s Agreement and a restricted stock award agreement. Under those agreements, the restricted stock grants generally vest five years after the date of grant, assuming the grantee continues to be employed by us or any of our subsidiaries during such time. Upon retirement at or after age 65, restricted stock will vest pro rata based upon service since the reference date in the 2003 Stock Purchase and Option Plan. Restricted stock automatically and without Compensation Committee consent becomes 100% vested immediately upon a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). In addition, restricted stock will become vested upon termination of the recipient’s employment with us if termination is due to death, disability or is by the Company without cause or by the recipient for good reason (as such terms are defined in the restricted stock award agreements). If the recipient’s employment is terminated by the Company for cause or by the recipient without good reason, any unvested restricted shares will be forfeited.

Options granted under the 2003 Stock Purchase and Option Plan are granted pursuant to a Management Stockholder’s Agreement and a stock option agreement. The options generally vest and become exercisable at the rate of 20% per year over five years beginning one year after grant, assuming the recipient of the option retires at or after age 65 or continues to be employed during such time by us or any of our subsidiaries, and expire on the tenth anniversary of the date of the grant. In addition, the options automatically become exercisable in the event of the recipient’s death or disability and immediately prior to a “change of ownership” of the Company (as defined in the 2003 Stock Purchase and Option Plan). Upon retirement at or after age 65, options will continue to vest on their normal vesting schedule and, once exercisable, may be exercised at any time before they otherwise expire. The options expire earlier in the event of the termination of the option holder’s employment (other than due to retirement at or after age 65, death or disability), certain change in ownership events, or a termination of the option pursuant to the Management Stockholder’s Agreement.

In addition to the vesting terms described above, pursuant to “piggyback” rights, the Management Stockholder’s Agreement (for grants made by us prior to November 16, 2005) provides that a grantee of restricted stock or options under the 2003 Stock Purchase and Option Plan may sell shares of restricted stock and shares underlying then exercisable options in an offering conducted by ITHLP, notwithstanding other vesting requirements and transfer restrictions.

The Management Stockholder’s Agreement contains certain additional provisions that are binding on the parties, including the NEOs. We may repurchase common stock and exercisable options to purchase our common stock subject to the Management Stockholder’s Agreement held by a NEO upon the termination of that NEO’s employment with the Company if the termination occurs prior to the fifth anniversary of our IPO at various repurchase prices that are equal to or less than the fair market value per share of the common stock being repurchased. In addition, each NEO is generally prohibited from effecting any public sale or distribution of shares of common stock not covered by a registration statement within the period between seven days before and 180 days after, the effective date of a registration statement (or, if later, the date of the public offering pursuant to the registration statement) in connection with a public offering of capital stock of the Company with respect to shares covered by the Management Stockholder’s Agreement. For so long as the NEO is employed by us and for a period of one year thereafter, the NEO is subject to covenants not to be engaged in or have financial interest in any business which competes with any business of the Company; or solicit our customers or clients to terminate their relationship with us or otherwise compete with any business of the Company; or solicit or offer employment to any person who has been employed by us at any time during the 12 months immediately preceding the termination of the NEO’s employment. Also, the NEO may not disclose or use at any time any confidential information pertaining to the business of the Company, except when required to perform his or her duties to the Company, by law or judicial process.

Option Exercises and Stock Vested

The following table provides information with respect to options exercised by the NEOs during 2008 and shares of restricted stock held by the NEOs that vested during 2008.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Number of Shares
	Number of Shares	Value Realized on	Acquired on	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

Joseph L. Welch(1)	—	—	15,277	$850,012
Edward M. Rahill	—	—	—	—
Linda H. Blair	—	—	—	—
Jon E. Jipping	—	—	—	—
Daniel J. Oginsky	—	—	—	—

(1)	Amounts reported represent the deferred stock unit bonus for Mr. Welch in recognition of the Company’s successful completion of the acquisition of the IPL assets. Stock vesting reflects the value realized based upon the closing price of our common stock as of February 15, 2008 ($55.64), the last trading date prior to the date of grant since there was no trading in our common stock on such date. Settlement of the units in shares will occur in three equal annual installments, beginning February 18, 2009 in accordance with the related grant agreement.

Pension Benefits

The following table provides information with respect to each pension benefit plan that provides for payments or other benefits at, following or in connection with retirement. Those plans are the International Transmission Company Retirement Plan (the “Qualified Plan”), the MSBP and the ESRP.

Pension Benefits Table

			Estimated Present
		Number of Years	Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)(1)	($)(2)
(a)	(b)	(c)	(d)

Joseph L. Welch	Cash Balance Component	5.83	$95,699
	Special Annuity Credit	5.83	$479,011
	Total Qualified Plan		$574,710
	MSBP	37.92	$8,813,098
Edward M. Rahill	Traditional Component	9.83	$294,633
	ESRP Shift	5.83	$80,095
	Total Qualified Plan		$374,728
	ESRP	5.83	$147,941
Linda H. Blair	Cash Balance Component	15.83	$101,880
	ESRP Shift	5.83	$20,642
	Total Qualified Plan		$122,522
	ESRP	5.83	$150,262
Jon E. Jipping	Traditional Component	17.75	$251,697
	Total Qualified Plan		$251,697
	ESRP	3.92	$125,130
Daniel J. Oginsky	Cash Balance Component	4.17	$51,247
	Total Qualified Plan		$51,247
	ESRP	4.0	$92,960

(1)	Credited service is estimated as of December 31, 2008 and represents the service reflected in the determination of benefits. For determining vesting, service with DTE Energy is counted for all plans shown in the table except for the ESRP, as explained below.

For the NEOs other than Messrs. Welch and Oginsky, the credited service for the traditional and cash balance components of the Qualified Plan include service with DTE Energy. The Company began operations on February 28, 2003, following its acquisition of ITCTransmission from DTE Energy. As of that date, the benefits from DTE Energy’s qualified plan that had accrued, as well as the associated assets from DTE Energy’s pension trust, were transferred to the Company’s plan. Therefore, even though DTE Energy service is included in determining the benefits under the traditional and cash balance components of the Qualified Plan, the benefits associated with this additional service do not represent a benefit augmentation, but rather a transfer of benefit liability and associated assets from DTE Energy’s qualified plan to the Qualified Plan. With respect to the ESRP, credited service includes Company service only for the period during which the NEO was an ESRP participant.

Mr. Welch’s credited service for the Qualified Plan only includes service with the Company because he retired under DTE Energy’s qualified plan concurrent with commencing employment with the Company. As a result, unlike the other NEOs, his benefits under DTE Energy’s qualified plan were not transferred to the Qualified Plan. Mr. Welch also retired under DTE Energy’s Management Supplemental Benefit Plan, though with lower benefits than he would have earned with additional service. In order to compensate Mr. Welch for the value of benefits he would have received had he remained with DTE Energy, the Company agreed to establish its MSBP such that benefits would be calculated including service with DTE Energy, with the resulting amount offset by the benefits he is receiving from DTE Energy. We estimate that $3.9 million of the Estimated Present Value of Accumulated Benefit is the value of the augmentation of benefits resulting from including Mr. Welch’s 32 years of service with DTE Energy. This estimate excludes the impact of Pre-IPO Related Amounts. Including Pre-IPO Related Amounts in the calculation of Mr. Welch’s MSBP benefit resulted in an estimated benefit augmentation of an additional $2.2 million.

(2)	The “Estimated Present Value of Accumulated Benefit” is the estimated lump-sum equivalent value measured as of December 31, 2008 (the “measurement date” used for financial accounting purposes) of the benefit that was earned as of that date. Certain benefits are payable as an annuity only, not as a lump sum, and/or may not be payable for several years in the future. The values reflected are based on several assumptions. The date at which the present values were estimated was December 31 30, 2008. The rate at which future expected benefit payments were discounted in calculating present values was 5.95%, the same rate used for fiscal year 2008 financial accounting. The future annual earnings rate on account balances under the cash balance and ESRP shift components of the Qualified Plan, and for ESRP benefits, was assumed to be 4.27% for 2009 and 4.0% thereafter.

We assumed no NEOs would die or become disabled prior to retirement, or terminate employment with us prior to becoming eligible for benefits unreduced for early retirement. The assumed retirement age for each executive was generally the earliest age at which benefits unreduced for early retirement were available under the respective plans. For the traditional component of the defined benefit plan, that age is the earlier of (1) age 58 with 30 years of service (including service with DTE Energy), or (2) age 60 with 15 years of service. For consistency, we generally use the same assumed retirement commencement age for other benefits, including benefits expressed as an account value where the concept of benefit reductions for early retirement is not meaningful. The assumed retirement benefit commencement ages for the respective NEOs were as follows:

•	Mr. Welch: Age 65 for the Special Annuity Credit; 62 for all other retirement benefits

•	Mr. Rahill: Age 60

•	Ms. Blair: Age 58

•	Mr. Jipping: Age 58

•	Mr. Oginsky: Age 58

Post-retirement mortality was assumed to be in accordance with the RP-2000 table projected for future mortality improvements to 2010 using Scale AA. Benefits under the traditional component of the Qualified Plan were assumed to be paid as a monthly annuity payable for the lifetime of the employee. Under the MSBP, benefits are payable for Mr. Welch’s life with a minimum payment period of 15 years guaranteed. For all other benefits, payment was assumed to be as a single lump sum, although other actuarially equivalent forms are available.

We maintain one tax-qualified noncontributory defined benefit pension plan and two supplemental nonqualified, noncontributory defined benefit retirement plans. First, we maintain the Qualified Plan, which provides funded, tax-qualified benefits up to the limits on compensation and benefits under the Internal Revenue Code. Generally, all of our salaried employees, including the NEOs, are eligible to participate.

Second, we maintain the MSBP, in which Mr. Welch is the only participant. The MSBP provides additional retirement benefits that are not tax-qualified.

Third, we maintain the ESRP, in which Ms. Blair and Messrs. Rahill, Jipping and Oginsky participate. The ESRP provides additional retirement benefits which are not tax qualified.

The following describes the Qualified Plan, the MSBP, and the ESRP, and pension benefits provided to the NEOs under those plans.

Qualified Plan

There are two primary retirement benefit components of the Qualified Plan. Each NEO earns benefits from the Company under only one of these primary components.

Because our first operating utility subsidiary was acquired from DTE Energy, a component of the Qualified Plan bears relation to the DTE Energy Corporation Retirement Plan (the “DTE Plan”). Generally, persons who were participants in the “traditional component” of the DTE Plan as of February 28, 2003 (the date ITCTransmission was acquired from DTE Energy) earn benefits under the traditional component of our Qualified Plan. All other participants earn benefits under the cash balance component. Mr. Welch began receiving retirement benefits under the traditional component of the DTE Plan before beginning his employment with us, and is earning benefits under the cash balance component of the Qualified Plan. In addition to the traditional and cash balance components, Mr. Welch earns a special annuity credit described below, and Mr. Rahill and Ms. Blair have benefits under the ESRP shift, also described below.

Benefits under the Qualified Plan are funded by an irrevocable tax-exempt trust. A NEO’s benefit under the Qualified Plan is payable from the assets held by the tax-exempt trust.

NEOs become fully vested in their normal retirement benefits described below with 3 years of service, including service with DTE Energy, or upon attainment of the plan’s normal retirement age of 65. If a NEO terminates employment with less than 3 years of service, the NEO is not vested in any portion of his or her benefit.

Traditional Component of Qualified Plan

Messrs. Rahill and Jipping participate in the traditional component of the Qualified Plan. The benefits are determined under the following formula, stated as an annual single life annuity payable in equal monthly installments at the normal retirement age of 65: 1.5% times average final compensation times credited service up to 30 years, plus 1.4% times average final compensation times credited service in excess of 30 years. Credited Service includes service with DTE Energy. Although benefits under the formula are defined in terms of a single life annuity, other annuity forms (e.g., joint and survivor benefits) are available that have the same actuarial value as the single life annuity benefit. The benefits are not payable in the form of a lump sum.

Average final compensation is equal to one-fifth of the NEO’s salary (excluding any bonuses or special pay) during the 260 consecutive weeks of credited service that results in the highest average.

Benefits provided under the Qualified Plan are based on compensation up to a compensation limit under the Internal Revenue Code (which was $230,000 in 2008, and is indexed in future years). In addition, benefits provided under the Qualified Plan may not exceed a benefit limit under the Internal Revenue Code (which was $185,000 payable as a single life annuity beginning at normal retirement age in 2008).

NEOs may retire with a reduced benefit as early as age 45 after 15 years of credited service. If a NEO has 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below 58. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 58 and older:	100%
Age 55:	85%
Age 50:	40%

If a NEO has less than 30 years of credited service at retirement, the benefit that would be payable at normal retirement age is reduced for commencement ages below age 60. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 60 and older:	100%
Age 55:	71%
Age 50:	40%

If a NEO terminates employment prior to earning 15 years of credited service, the annuity benefit may not commence prior to attaining age 65. If the NEO terminates employment after earning 15 years of Credited Service but below age 45, the benefit may commence as early as age 45. The percentage of the normal retirement benefit payable at sample commencement ages is as follows:

Age 65 and older:	100%
Age 60:	58%
Age 55:	36%
Age 50:	23%
Age 45:	16%

Neither Mr. Jipping nor Mr. Rahill had attained eligibility for immediate retirement at year end 2008. Mr. Jipping’s annual accrued benefit payable monthly as an annuity for his lifetime, beginning at age 65, is approximately $48,300, and Mr. Rahill’s is approximately $32,000. Both are fully vested.

Cash Balance Component of Qualified Plan

Ms. Blair and Messrs. Welch and Oginsky participate in the cash balance component of the Qualified Plan. The benefits are stated as a notional account value.

Each year, a NEO’s account is increased by a “contribution credit” equal to 7% of pay. For this purpose, pay is equal to base salary plus bonuses and overtime up to the same compensation limit as applies under the traditional component of the Qualified Plan ($230,000 in 2008). Each year, a NEO’s account is also increased by an “interest credit” based on 30-year Treasury rates.

Upon termination of employment, a vested NEO may elect full payment of his or her account. Alternate forms of benefit (e.g., various forms of annuities) are available as well that have the same actuarial value as the account.

As of January 1, 2008, Ms. Blair and Messrs. Welch and Oginsky are fully vested, and are entitled to immediate payment of their account value on termination of employment, even if before normal retirement age. Ms. Blair’s estimated account value as of year end 2008 is approximately $125,000, Mr. Welch’s is approximately $98,400 and Mr. Oginsky’s is approximately $67,000.

Special Annuity Credit for Mr. Welch in the Qualified Plan

In addition to his cash balance account, Mr. Welch earns an additional benefit in the Qualified Plan. This benefit is stated as a single life annuity payable in equal monthly installments, equal to $10,000 times years of credited service after February 28, 2003 up to ten years of credited service (i.e., the maximum benefit is $100,000 per year). Other annuity forms are available that are actuarially equivalent to the single life annuity.

Because Qualified Plan benefits are offset against the otherwise determined MSBP benefits (see below), the effect of this benefit is to shift benefits from the MSBP, a nonqualified plan, to the Qualified Plan, which affords certain tax benefits to the Company and Mr. Welch. As of year end 2008, Mr. Welch had earned an annual special annuity credit payable for his lifetime in equal monthly installments totaling $58,333 per year. He is vested in, but not currently eligible to retire and receive this benefit.

ESRP Shift Benefit in Qualified Plan

The ESRP provides notional account accruals similar to the cash balance component of the Qualified Plan. The “compensation credit” to the NEO’s notional account, analogous to the contribution credit in the cash balance component of the Qualified Plan, is equal to 9% of base salary plus actual bonus earned under the Company’s annual bonus plan. The “investment credit,” analogous to the interest credit in the cash balance component of the Qualified Plan, is similarly based on 30-year Treasury rates.

The ESRP shift benefit is an amount that would otherwise be payable from the ESRP, but is instead being paid from the Qualified Plan, subject to applicable qualified plan legal limits on the ability to discriminate in favor of highly paid employees. The NEO’s cash balance account is increased by any amounts shifted from the ESRP. As with Mr. Welch’s special annuity credit, the purpose of the benefit is to provide the NEOs and the Company the tax advantages of providing benefits through a qualified plan.

Mr. Rahill and Ms. Blair have received ESRP shift additions to their Qualified Plan cash balance accounts. There was no shift of compensation credits for 2008, although previous shifts have continued to earn interest credits. As of year end 2008, ESRP shift balances were as follows:

Mr. Rahill:	$86,829
Ms. Blair:	$25,319

Management Supplemental Benefit Plan

The benefit provided by the MSBP is payable as an annuity beginning on the earliest date following termination of employment that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation). The purpose of the MSBP is to provide an overall target level of benefits based on all years of service, including with DTE Energy. The MSBP benefit is equal to this overall target offset by all benefits earned under the Qualified Plan, the DTE Plan, and DTE Energy’s Management Supplemental Benefit Plan, a nonqualified plan.

The MSBP target before offsets, expressed as an annual single life annuity with 15 years of payments guaranteed commencing at age 60 (the MSBP normal retirement age) or later, is equal to: (1) 60% plus 0.5% for each year of total service in excess of 25 years, times (2) “average final compensation.”

Mr. Welch is currently eligible to retire with an immediate benefit under the MSBP. The life annuity with 15 years of guaranteed payments is the only form of benefits payable under the plan. A lump sum is not available.

“Average final compensation” is equal to one-fifth of Mr. Welch’s compensation during the 260 weeks, not necessarily consecutive, of Company service that results in the highest average. Compensation is equal to salary plus any bonuses, excluding Special Bonus Amounts paid after May 17, 2006 under the Special Bonus Plan. Unlike the Qualified Plan, for the MSBP there is no limit on the amount of pay taken into account.

For purposes of calculating average final compensation, amounts paid by DTE Energy are considered in selecting the highest 260 weeks. Further, each bonus payment that is considered compensation is mapped to the single week it was paid before the highest 260 weeks are selected. Therefore, although compensation is averaged over the number of weeks in 5 years, the average final compensation includes well over 5 years of bonuses.

As of December 31, 2008, if Mr. Welch would have retired, he would have received an MSBP benefit of approximately $781,000 after offsets, payable as an annual annuity for his lifetime with a minimum payment period of 15 years guaranteed.

The MSBP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the MSBP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors.

Executive Supplemental Retirement Plan

The ESRP is a nonqualified retirement plan. Only selected executives participate, including Ms. Blair and Messrs. Rahill, Jipping and Oginsky. Mr. Welch does not participate. The purpose of the ESRP is to promote the success of the Company and its subsidiaries by providing the ability to attract and retain talented executives by providing such designated executives with additional retirement benefits.

The ESRP resembles the cash balance component of the Qualified Plan in that benefits are expressed as a notional account value and the vested account balance is payable as a lump sum on termination of employment, although an installment option of equivalent value is also available.

Each year, a NEO’s account is increased by a “compensation credit” equal to 9% of pay. For this purpose, pay is equal to base salary plus bonuses under the Company’s annual bonus plan. There is no limit on compensation that may be taken into account as in the Qualified Plan. Each year, a NEO’s account is also increased by an “investment credit” equal to the same earnings rate as the interest credit in the cash balance component of the Qualified Plan, based on 30-year Treasury rates.

The plan has been in effect since March 1, 2003. Vesting occurs at 20% for each year of participation and years of service at DTE Energy are not counted toward vesting. Vesting percentages as of December 31, 2008 are as follows:

Mr. Rahill:	100%
Ms. Blair:	100%
Mr. Jipping:	60%
Mr. Oginsky:	80%

As noted above in the description of the Qualified Plan, a portion of the ESRP account balance may be shifted to the cash balance component of the Qualified Plan each year, as permitted under the rules for qualified plans. Such a shift allows the NEOs to become immediately vested in the account values shifted, and confers certain tax advantages to the NEOs and us. As of December 31, 2008, the ESRP account values, net of the amounts shifted to the Qualified Plan, are as follows:

Mr. Rahill:	$160,420
Ms. Blair:	$213,318
Mr. Jipping:	$165,423
Mr. Oginsky:	$140,609

The ESRP is funded with a Rabbi Trust, which we cannot use for any purpose other than to satisfy the benefit obligations under the ESRP, except in the event of the Company’s bankruptcy, in which case the assets are available to general creditors. The ESRP requires that the Rabbi Trust be fully funded in the event of a Change in Control.

Nonqualified Deferred Compensation

We maintain the Executive Deferred Compensation Plan under which nonqualified deferred compensation is permissible. The following table provides information with respect to the plan that allows for the deferral of compensation on a basis that is not tax-qualified. There were no Company contributions, executive contributions or withdrawals or other distributions pursuant to the plan during 2008.

Nonqualified Deferred Compensation Table

	Aggregate Earnings in		Aggregate Balance at
Name	Last FY ($)		Last FYE ($)
(a)	(d)		(f)

Joseph L. Welch(1)	—$	156,132	$339,152
Edward M. Rahill		—	—
Linda H. Blair		—	—
Jon E. Jipping		—	—
Daniel J. Oginsky		—	—

(1)	None of this amount is reported in the Summary Compensation Table, as none of it is above-market or preferential.

Executive Deferred Compensation Plan

Only selected officers of the Company, including the NEOs, are eligible to participate in this plan; however, only Mr. Welch has deferred income under this plan. NEOs are allowed to defer up to 100% of their salary and bonus. Investment earnings are based on the same investment options available under the qualified Savings and Investment Plan (401(k) plan), and are selected by the individual NEOs. Distributions will generally be made at the NEO’s termination of employment for any reason. In November 2008, the Compensation Committee approved amendments to the Executive Deferred Compensation Plan to comply with Section 409A of the Internal Revenue Code (relating to taxation of deferred compensation) and to update and clarify certain provisions.

Employment Agreements and Potential Payments Upon Termination or Change in Control

As referenced above, we have entered into employment agreements with each of the NEOs. The employment agreements are subject to automatic one-year employment term renewals each May unless either party provides the other with 30 days advance written notice of intent not to renew the employment term. Under the employment agreements, Mr. Welch reports to our Board of Directors and all of the other NEOs report to Mr. Welch.

The employment agreements also state each NEO’s current annual base salary, which is subject to annual review and increase by our Board of Directors in its discretion. The employment agreements also provide that NEOs are eligible to receive an annual cash bonus, subject to our achievement of certain performance targets established by our Board of Directors, as detailed in the Compensation Discussion and Analysis section of this proxy statement. The employment agreements also provide the NEOs with the right to participate in certain welfare and pension benefits, including the right to participate in certain tax qualified and non-tax-qualified defined benefit and defined contribution plans and retiree welfare benefit plan.

In addition, the NEOs’ employment agreements provide for payments by us of certain benefits upon termination of employment. The rights available at termination depend on the situation and circumstances surrounding the terminating event. The terms “Cause” and “Good Reason” are used in the employment agreements of each NEO and an understanding of these terms is necessary to determine the appropriate rights for which a NEO is eligible. The terms are defined as follows:

•	Cause means a NEO’s continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the NEO of such failure; dishonesty in the performance of the NEO’s duties; a NEO’s conviction of, or plea of nolo contender to a crime constituting a felony, a misdemeanor involving moral turpitude, willful malfeasance or willful misconduct in connection with a NEO’s duties, or any act of omission which is injurious to the financial condition or business reputation of the Company.

•	Good reason means a greater than 10% reduction in the total value of the NEO’s base salary, target bonus, and employee benefits; if a NEO’s responsibilities and authority are substantially diminished; and a NEO’s work location is relocated to more than fifty (50) miles from Novi, Michigan or Ann Arbor, Michigan.

If a NEO’s employment with us is terminated without cause by the Company or by the NEO for good reason (as such terms are defined in the employment agreements), the NEO will receive:

•	any accrued but unpaid compensation and benefits. For each of the NEOs, the benefits include:

•	Mr. Welch: annual Special Annuity Credit and cash balance under the Qualified Plan, and annual MSBP benefit;

•	Mr. Rahill: annual benefit under the traditional component of the Qualified Plan and payment of the ESRP shift balance and vested portion of ESRP balance;

•	Ms. Blair: cash balance and ESRP shift under the Qualified Plan and vested portion of ESRP balance;

•	Mr. Jipping: annual benefit under the traditional component of the Qualified Plan and vested portion of ESRP balance; and

•	Mr. Oginsky: cash balance under the Qualified Plan and vested portion of ESRP balance.

•	a pro rata portion of his or her target bonus for the current year;

•	continued payment during a specified severance period (as described below) of the NEO’s annual rate of base salary (plus, for Mr. Welch only, an amount equal to the average of each of the annual bonuses that were payable to him for the three fiscal years immediately preceding the fiscal year in which his employment terminates), commencing on the earliest date that is permitted under Section 409A of the Internal Revenue Code (relating to the taxation of deferred compensation);

•	any restrictions on stock awards will be deemed to have lapsed, which result in the following values as of December 31, 2008:

•	Mr. Welch:	$583,259
•	Mr. Rahill:	$203,068
•	Ms. Blair:	$219,579
•	Mr. Jipping:	$217,221
•	Mr. Oginsky:	$147,464

•	continued coverage under our active health and welfare plans for the specified severance period and outplacement services for up to two years; and

•	for Messrs. Welch and Rahill and Ms. Blair only, deemed satisfaction of the eligibility requirements of the Company’s retiree welfare benefit plan for purposes of participation therein; and for the other NEOs, participation in the Company’s retiree welfare benefit plan only if, by the end of their specified severance period, they have achieved the necessary age and service credit otherwise necessary to meet the eligibility requirements.

In addition, if the Company terminates its retiree welfare benefit plan and, by application of the provisions described in the prior sentence, the NEO would otherwise be entitled to retiree welfare benefits, the Company will establish other coverage for the NEO or the NEO will receive a cash payment equal to the Company’s cost of providing such benefits, in order to assist the NEO in obtaining other retiree welfare benefits. The specified severance period referenced above is one year for Mr. Oginsky and two years for all other NEOs.

In addition, while employed by us and for a period of two years after any termination of employment without cause by the Company (other than due to their disability) or for good reason by them and for a period of one year following any other termination of their employment, the NEOs will be subject to certain covenants not to compete with or assist other entities in competing with our business and not to encourage our employees to terminate their employment with us. At all times while employed and thereafter, the NEOs will also be subject to a covenant not to disclose confidential information.

In the event of a change in control, with or without termination of employment:

•	All of the NEOs’ unvested options will vest and become immediately exercisable in accordance with their terms, resulting in the following values as of December 31, 2008:

•	Mr. Welch:	$2,965,110
•	Mr. Rahill:	$538,844
•	Ms. Blair:	$508,637
•	Mr. Jipping:	$284,194
•	Mr. Oginsky:	$397,909

•	Any restrictions on stock awards will be deemed to have lapsed (see above for values); and

•	All ESRP balances become fully vested (see the Pension Benefits Table).

As part of Mr. Welch’s agreement, we would pay all excise taxes and additional income taxes due in order to provide the same benefit he would receive if no excise tax were due. If Mr. Welch’s employment had been terminated due to a change in control on December 31, 2008, we estimate that there would have been no excise tax due and, consequently, no additional tax reimbursement.

Upon death or disability, a NEO receives a pro rata portion of his or her current year target bonus, full and immediate vesting of any unvested stock options and all restrictions are assumed lapsed. All balances under the cash balance and ESRP shift components of the Qualified Plan, and the ESRP balance (vested portion only for disability), are immediately payable. If the NEO has 10 years of service after age 45, then the NEO (and his or her spouse) is eligible for retiree medical benefits.

Upon death, under the traditional and, for Mr. Welch only, the special annuity credit components of the Qualified Plan, the surviving spouse receives an annuity for life equal to 50% of the NEO’s benefit that would have been receivable as a 50% joint and survivor annuity (one of the optional forms of payment under the Qualified Plan). For Mr. Welch only, the death benefit under the MSBP payable to his beneficiary or his estate is 15 years of payments of his accrued benefit.

The benefits to be provided to the NEOs under various termination scenarios are detailed in the table below. The table assumes that the termination has occurred on December 31, 2008 and assumes a stock price of $43.68 per share. The amounts in the table include vested retirement benefits that have accrued to the NEO regardless of a termination on that date, as well as incremental benefits that would become payable because of a termination on that date.

		Termination Scenarios: Value of Potential Payments
		Total Value of Severance, Benefits and Unvested Equity Awards
			Involuntary	Change In Control
			Not-for-Cause or	and Involuntary
	Voluntary	Involuntary For	Voluntary Good	Not-for-Cause		Death
Name	Resignation	Cause	Reason	(pre-tax)	Disability	(Pre-retirement)

Joseph L. Welch	$9,548,991	$9,548,991	$13,311,629	$16,859,998	$14,016,110	$12,629,749
Edward M. Rahill	$522,670	$522,670	$1,623,915	$2,365,827	$1,544,582	$1,382,533
Linda H. Blair	$272,784	$272,784	$1,863,203	$2,591,419	$1,345,000	$1,345,000
Jon E. Jipping	$376,827	$376,827	$1,458,686	$2,010,153	$1,272,294	$1,124,101
Daniel J. Oginsky	$144,207	$144,207	$879,787	$1,443,751	$936,171	$936,171

Director Compensation

The following table provides information concerning the compensation of directors during 2008.

Director Compensation Table

	Fees Earned or Paid	Stock Awards ($)
Name	in Cash ($)(1)	(2)(3)	Total ($)
(a)	(b)	(c)	(h)

Edward G. Jepsen	$71,000	$42,485	$113,485
Richard D. McLellan	$49,000	$7,639	$56,639
William J. Museler	$59,500	$25,966	$85,466
Hazel R. O’Leary	$50,500	$25,966	$76,466
G. Bennett Stewart	$68,500	$40,970	$109,470
Lee C. Stewart	$85,500	$42,725	$128,225

(1)	Includes annual Board retainer, committee chairmanship retainer, and Board/committee meeting fees earned in fiscal year 2008 as well as a lead director fee (for Mr. Lee Stewart only).

(2)	Aggregate grant date fair value computed in accordance with FAS 123R awards are recorded at fair value at the date of grant. Amounts shown in the table are amounts that have been amortized in our 2008 financial statements in connection with the restricted stock awards held by these directors, disregarding forfeiture assumptions. Restricted stock awards are grant date values amortized over the requisite vesting period of three years.

(3)	The values for each director who is shown on the table reflect a 2008 award with a grant date fair value for accounting purposes of $55,000 (equivalent to 967 shares at $56.88 per share), as well as awards made in prior years that continue to be expensed under FAS 123R. The aggregate number of unvested stock awards outstanding as of December 31, 2008 for each director is as follows: Mr. Jepsen, 3,615 shares; Mr. McLellan, 967 shares; Mr. Museler, 2,251 shares; Ms. O’Leary, 2,251 shares; Mr. Bennett Stewart, 3,615 shares; and Mr. Lee Stewart, 3,615 shares.

In 2008, we paid our non-employee directors an annual cash retainer of $25,000, an annual equity retainer of restricted stock with a value, at the time of grant, of $55,000 under the 2003 Stock Purchase and Option Plan, $1,500 per Board of Directors meeting, and $1,500 per committee meeting. In addition, we paid $7,000 annually to the chair of the Audit and Finance Committee, $4,500 annually to the chairs of the other Board committees and $20,000 annually to our lead director. In November 2008, the Board adopted a revised director compensation policy, effective January 1, 2009. Pursuant to the new policy, we will pay our non-employee directors an annual cash retainer of $75,000 and an annual equity retainer of restricted stock with a total value of $75,000 under the 2003 Stock Purchase and Option Plan. In addition, we will pay $10,000 annually to the chair of the Audit and Finance

Committee, $5,000 annually to the chairs of the other Board committees and $20,000 annually to our lead director. There are no per-meeting fees under the new policy. Directors were and will continue to be reimbursed for their out-of-pocket expenses in an accountable expense plan. Directors who are employees of the Company do not receive separate compensation for their services as a director. All non-employee directors are compensated under the same arrangement.

Through 2008, restricted stock award agreements with the directors provide that the restricted stock fully vests upon the earlier of (i) the three year anniversary of the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). Pursuant to the new policy, the restricted stock grants will be made on a quarterly basis and the restricted stock will fully vest upon the earlier of (i) March 31 of the third year following the grant date, (ii) the date the grantee ceases to be a member of the Board for any reason other than due to removal for cause, or (iii) a “change of ownership” (as such term is defined in the 2003 Stock Purchase and Option Plan). If the grantee is removed from the Board for cause prior to the restricted stock becoming fully vested, the grantee forfeits the restricted stock. These restricted stock award agreements also provide that the restricted stock issued to the grantee may not be transferred by the grantee in any manner prior to vesting. Grantees otherwise have all rights of holders of our common stock, including voting rights and the right to receive dividends.

CERTAIN TRANSACTIONS

Pursuant to its charter, the Nominating/Corporate Governance Committee is charged with monitoring and reviewing issues involving independence and potential conflicts of interest with respect to our directors and executive officers. In addition, our Code of Business Conduct and Ethics generally forbids conflicts of interest.

With the approval of the Nominating/Corporate Governance Committee, Clayton Welch, Jennifer Horn, Jessica Welch and Katie Welch (each of whom is a son, daughter or daughter-in-law of Joseph L. Welch, the Company’s chief executive officer) were employed by us as Engineer, Fleet Manager, Manager of Warehouse and Logistics, and Intermediate Accountant, respectively, during 2008 and continue to be employed by us. These individuals are employed on an “at will” basis and compensated on the same basis as our other employees of similar function, seniority and responsibility without regard to their relationship with Mr. Welch. These four individuals, none of whom resides with or is supported financially by Mr. Welch, received aggregate salary, bonus and taxable perquisites for services rendered in the above capacities totaling $274,325 during 2008.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte has acted as our independent registered public accounting firm to audit the financial statements of the Company and its consolidated subsidiaries since the Company’s inception in 2003, and acted as such in 2008. The Audit and Finance Committee has appointed Deloitte to act as the independent registered public accountants to audit our 2009 consolidated financial statements. As a matter of good corporate practice, we are asking our shareholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2009. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. If the shareholders fail to ratify the appointment of Deloitte, the Audit and Finance Committee would reconsider its appointment. Even if the appointment is ratified, the Audit and Finance Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit and Finance Committee determines that such a change would be in our shareholders’ best interests.

Representatives of Deloitte are expected to be present at the 2009 Annual Meeting and to be available to respond to appropriate questions. The representatives will also be provided an opportunity to make a statement, if they so desire.

The following table provides a summary of the aggregate fees incurred for Deloitte’s services in 2008 and 2007:

	2008	2007

Audit fees(1)	$2,113,015	$1,507,607
Audit-related fees(2)	$211,976	$125,005
Tax fees(3)	$274,799	$539,731
All other fees(4)	$22,603	$254,276
Total fees	$2,622,393	$2,426,919

(1)	Audit fees were for professional services rendered for the audit of our consolidated financial statements and internal controls and reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte in connection with statutory and regulatory filing engagements. The fees also include amounts for the services provided in connection with our 2008 securities offerings.

(2)	Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include agreed-upon procedures and the audit of our employee benefit plans.

(3)	Tax fees were professional services for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees were for services other than the services reported above. In 2008 and 2007, these services included business acquisition and benefit plan consulting. In 2006, Deloitte discontinued providing personal income tax preparation and financial planning for executives, consistent with independence requirements; 2007 fees include a final amount for these services.

The Audit and Finance Committee of the Board of Directors does not consider the provision of the services described above by Deloitte to be incompatible with the maintenance of Deloitte’s independence.

The Audit and Finance Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services. To the extent that we need an engagement for audit and/or non-audit services between Audit and Finance Committee meetings, the Audit and Finance Committee chairman is authorized by the Audit and Finance Committee to approve the required engagement on its behalf.

The Audit and Finance Committee approved all of the services performed by Deloitte in 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2009 CONSOLIDATED FINANCIAL STATEMENTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in our stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to us, our officers, directors and ten percent owners timely filed all required reports since the beginning of 2008 pursuant to Section 16(a) of the Exchange Act.

By Order of the Board of Directors,

Wendy A. McIntyre
Secretary

Novi, Michigan
April 13, 2009

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 19, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 – Edward G. Jepsen	☐	☐	02 – Richard D. McLellan	☐	☐	03 – William J. Museler	☐	☐

	04 – Hazel R. O’Leary	☐	☐	05 – Gordon Bennett Stewart, |||	☐	☐	06 – Lee C. Stewart	☐	☐

	07 – Joseph L. Welch	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2009.	☐	☐	☐

B Non-Voting Items

Change of Address—Please print your new address below.	Comments—Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — ITC Holdings Corp.

Proxy Solicited by Board of Directors
for the Annual Meeting of Shareholders - May 20, 2009
The undersigned hereby appoints Edward M. Rahill or Daniel J. Oginsky, or either of them, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of ITC Holdings Corp., to be held at the Company’s headquarters, 27175 Energy Way, Novi, Michigan on Wednesday, May 20, 2009, at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 13, 2009 (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 13, 2009 is unable to serve or, for good cause, will not serve. The undersigned ratifies that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.
This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposal 2.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)